UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOURCEFIRE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Sourcefire, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 15, 2008 at 10:00 a.m. local time at the Courtyard by Marriott, 8910 Stanford Boulevard, Columbia, MD 21045 for the following purposes:

1. To elect three (3) directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 17, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Douglas W. McNitt

Secretary and General Counsel

Columbia, Maryland
April 8, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
May 15, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Sourcefire, Inc. (sometimes referred to as the “Company” or “Sourcefire”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 15, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 17, 2008 will be entitled to vote at the annual meeting. On this record date, there were 24,693,021 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 17, 2008 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 17, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

How do I vote?

With respect to Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With respect to Proposal 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m, Eastern Time, on May 14, 2008 to be counted.

•	To vote on the Internet, go to http://www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m, Eastern Time, on May 14, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 17, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three (3) nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxyholder (the individual named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 16, 2008 to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

If you wish to nominate an individual for election at, or bring business, other than through a stockholder proposal, before, the 2009 Annual Meeting of Stockholders you should deliver your notice to the Company’s Secretary at the address above between January 30, 2009 and March 1, 2009. Your notice to the Secretary must set forth your name and address, and the class and number of shares of our stock which you beneficially own. If you propose to bring business before the annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest you have in such business. If you propose to nominate an individual for election as a director, your notice shall also set forth, as to each person whom you propose to nominate for election as a director, the following: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

For more information, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.2 to our Form 10-Q for the quarter ended March 31, 2007, filed with the United States Securities and Exchange Commission on May 4, 2007.

How many votes are needed to approve each proposal?

•	For the election of directors, the three (3) nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2 to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 must receive “For” votes from the holders of at least a majority of shares present in person or represented by proxy and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 24,693,021 shares outstanding and entitled to vote. Thus, the holders of 12,346,511 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors currently has nine members. There are three (3) directors in the class whose term of office expires in 2008. Each of the nominees listed below, except for Mr. Burris, is currently a director of the Company who was previously elected by the stockholders. Mr. Burris was nominated for election to the Board of Directors by our Nominating and Governance Committee, upon the recommendation of one of our non-employee directors, and was appointed by the Board effective March 3, 2008 to fill a vacancy then existing. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Following our 2007 Annual Meeting of Stockholders, we adopted a policy to encourage our directors and nominees for director to attend the Annual Meeting. Two of our current directors who were then serving attended the 2007 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three (3) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2011 Annual Meeting

Martin F. Roesch

Martin F. Roesch, age 38, founded Sourcefire in January 2001 and served as our President and Chief Technology Officer until September 2002, since which time he has continued to serve as our Chief Technology Officer. Mr. Roesch is responsible for our technical direction and product development efforts. Mr. Roesch, who has 16 years of industry experience in network security and embedded systems engineering, is also the author and lead developer of the Snort Intrusion Prevention and Detection System that forms the foundation for the Sourcefire 3D System. Over the past ten years, Mr. Roesch has developed various network security tools and technologies, including intrusion prevention and detection systems, honeypots, network scanners and policy enforcement systems for organizations such as GTE Internetworking and Stanford Telecommunications, Inc. Mr. Roesch holds a B.S. in Electrical and Computer Engineering from Clarkson University.

Tim A. Guleri

Tim A. Guleri, age 43, joined our Board of Directors in June 2002 and is currently a Managing Director with Sierra Ventures. Before joining Sierra Ventures in February 2001, Mr. Guleri was the Vice Chairman and Executive Vice President with Epiphany, Inc. from March 2000 until February 2001; the Chairman, CEO and Co-founder of Octane Software Inc. from September 1997 until March 2000; Vice President of Field Operations, Product Marketing with Scopus Technology Inc. from February 1992 until February 1996 and was part of the information technology team with LSI Logic Corporation from September 1989 until September 1991. He has been a director of: Octane Software from 1997 to 2000 (sold to Epiphany in 2000); Net6, Inc. from March 2001 to March 2004 (acquired by Citrix Systems, Inc. in 2004); Approva, Inc. since April 2005; Spoke Software, Inc. since July 2002; CodeGreen Networks, Inc. since March 2005; AIRMEDIA, Inc. from

April 2005 to 2007 (acquired by AOL in 2007); Steelbox Networks Inc. since 2006; and Everest, Inc. since October 2003. Mr. Guleri holds a B.S. in Electrical Engineering from Punjab Engineering College, India and an M.S. in Engineering and Operational Research from Virginia Tech.

John C. Burris

John C. Burris, age 53, joined our Board of Directors in March 2008. Mr. Burris has served as Senior Vice President, Worldwide Sales and Services of Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure, since January 2001. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of Citrix Systems. Prior to joining Citrix Systems, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various customer service capacities for AT&T Corp., including a term as managing director for AT&T’s Asia/Pacific region.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2009 Annual Meeting

Joseph R. Chinnici

Joseph R. Chinnici, age 53, joined our Board of Directors in July 2006. He was appointed our lead outside director in February 2007 and our Non-Executive Chairman of the Board in February 2008. Mr. Chinnici served as Senior Vice President, Finance and Chief Financial Officer at Ciena Corporation from August 1997 to December 2007, and was previously Vice President, Finance and Chief Financial Officer from May 1995 to August 1997. Mr. Chinnici served previously as Controller since joining Ciena in September 1994. Mr. Chinnici serves on the Board of Directors for Optium Corporation. He holds a B.S. degree in accounting from Villanova University and an M.B.A. from Southern Illinois University.

Arnold L. Punaro

Maj. Gen. Arnold L. Punaro (ret.), age 61, joined our Board of Directors in January 2007 and is currently Executive Vice President, Government Affairs, Communications and Support Operations and General Manager of Washington Operations for Science Applications International Corporation, or SAIC. He is also a member of Secretary of Defense Gates’ Defense Business Board and is currently chairing the Statutory Commission on the National Guard and Reserves. Prior to joining SAIC in 1997, General Punaro worked for Senator Sam Nunn on national security matters from 1973 to 1997. During that time, General Punaro served as Senator Nunn’s director of national security affairs and as staff director of the Senate Armed Services Committee. General Punaro served as the director of the Marine Corps Reserve from May 2001 until his retirement in October 2003. General Punaro also served as deputy commanding general, Marine Corps Combat Development Command (Mobilization) from August 2000 until May 2001, and as the commanding general of the 4th Marine Division headquartered in New Orleans, Louisiana from 1997 to 2000. General Punaro served on active duty as an infantry platoon commander in Vietnam where he was awarded the Bronze Star for valor and the Purple Heart. As a reserve officer, he has served in Operation Desert Shield in Saudi Arabia in December 1990, Joint Task Force Provide Promise (Forward) in the former Yugoslavia in December 1993, Operation Enduring Freedom and Operation Iraqi Freedom in May 2003 and has served as both the Headquarters Marine Corps Director of Reserve Affairs and as the Special Assistant to the Commander, U.S. European Command. General Punaro holds a B.S. from Spring Hill College in Mobile, Alabama, an M.A. in journalism from the University of Georgia and an M.A. in national security studies from Georgetown University.

Steven R. Polk

Lt. Gen. Steven R. Polk (ret.), age 61, joined our Board of Directors in August 2006. General Polk was the Inspector General of the Air Force, Office of the Secretary of the Air Force, Washington, D.C., from

December 2003 until he retired on February 1, 2006. As Inspector General, General Polk oversaw Air Force inspection policy, criminal investigations, counterintelligence operations, intelligence oversight, complaints, and fraud, waste and abuse programs and was also responsible for two field operating agencies — the Air Force Inspection Agency and Air Force Office of Special Investigations. Prior to this assignment, he was Vice Commander, Pacific Air Forces from March 2002 to November 2003 and Commander, 19th Air Force, Air Education and Training Command from May 1999 to March 2002. General Polk graduated from the United States Air Force Academy with a B.S. in aeronautical engineering. Additionally, he holds an M.S. in engineering from Arizona State University and an M.A. in national security and strategic studies from Naval War College.

Directors Continuing in Office Until the 2010 Annual Meeting

E. Wayne Jackson, III

E. Wayne Jackson, III, age 46, joined us in May 2002 as our Chief Executive Officer and a director. He also served as Chairman of our Board of Directors from October 2006 to February 2008. Before joining Sourcefire, Mr. Jackson was a private investor from September 2001 until May 2002. Prior to that, Mr. Jackson co-founded Riverbed Technologies, Inc., a wireless infrastructure company, served as its CEO from January 1999 until the sale of the company to Aether Systems Inc. in March 2000 and continued as an employee of Aether Systems as Managing Director of Aether Capital until September 2001. Previously, Mr. Jackson built an emerging technologies profit center for Noblestar Systems Inc., a large systems integrator, and consulted to organizations including General Electric, the World Bank and the Federal Reserve. Mr. Jackson holds a B.B.A. in Finance from James Madison University.

Asheem Chandna

Asheem Chandna, age 43, joined our Board of Directors in May 2003 and is currently a partner with Greylock Partners, a venture capital firm. Prior to joining Greylock in September 2003, Mr. Chandna was with Check Point Software Technologies Ltd. from April 1996 until December 2002 where he was Vice-President of Business Development and Product Management. Prior to Check Point, Mr. Chandna was Vice-President of Marketing with CoroNet Systems from October 1994 to November 1995 and was with Compuware Corporation from November 1995 to April 1996, following Compuware’s acquisition of CoroNet. Previously, Mr. Chandna held strategic marketing and product management positions with SynOptics/Bay Networks from June 1991 to October 1994 and consulting positions with AT&T Bell Laboratories from September 1988 to May 1991. Mr. Chandna currently serves on the Board of Directors of several privately held companies including Imperva and Palo Alto Networks. He previously served on the Board of Directors at CipherTrust, Inc. (acquired by Secure Computing Corporation), NetBoost Inc. (acquired by Intel Corporation), PortAuthority Technologies (acquired by Websense, Inc.) and Securent, Inc. (acquired by Cisco Systems, Inc.). Mr. Chandna holds B.S. and M.S. degrees in electrical and computer engineering from Case Western Reserve University in Cleveland, Ohio.

John C. Becker

John C. Becker, age 50, joined our Board of Directors in March 2008. Mr. Becker served as Chief Executive Officer of Cybertrust, Inc., an information security services company, from November 2002 until its acquisition by Verizon Business, a business unit of Verizon Communications, in July 2007. Prior to joining Cybertrust’s predecessor, from 2000 to 2002, Mr. Becker was a consultant to venture capital and technology firms. Beginning in 1989, he held a series of executive positions with AXENT Technologies, Inc., a publicly traded information security software and services company, including Executive Vice President, Chief Financial Officer and Treasurer. In 1996, Mr. Becker became President and Chief Operating Officer and a director of AXENT and was instrumental in leading AXENT to an initial public offering in 1996. In 1997, Mr. Becker was appointed as Chief Executive Officer of AXENT and became chairman of its board of directors in 1999, holding such positions until the sale of AXENT to Symantec Corporation in 2000. Prior to AXENT, he held various positions involving financial matters at Marriott Corporation and MCI

Communications, Inc. Mr. Becker holds a Bachelor of Science degree in Business Administration from the University of Richmond.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with outside counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: John C. Becker, John C. Burris, Asheem Chandna, Joseph R. Chinnici, Tim A. Guleri, Steven R. Polk and Arnold L. Punaro. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Wayne Jackson, our Chief Executive Officer, and Martin Roesch, our Chief Technology Officer, are not independent directors by virtue of their employment with us.

Meetings Of The Board Of Directors

The Board of Directors met 27 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2007, the Company’s independent directors met three times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal 2007 for each of the Board committees:

Nominating and
Name	Audit	Compensation	Governance

E. Wayne Jackson, III
Asheem Chandna(1)		X	X
Martin F. Roesch
Tim A. Guleri(1)	X	X*
Joseph R. Chinnici	X*		X
Steven R. Polk		X	X*
Arnold L. Punaro	X
John C. Burris(1)
John C. Becker(1)
Harry R. Weller(2)	X	X
Total meetings in fiscal 2007	16	14	19

*	Committee Chairperson

(1)	Messrs. Burris and Becker joined the Board of Directors in March 2008. Mr. Burris is expected to be named as a member of the Compensation Committee, and Mr. Becker is expected to be named as a member of the Audit Committee, in each case effective following the 2008 Annual Meeting of Stockholders. It is expected that, concurrently with Mr. Burris’s appointment to the Compensation Committee, Mr. Chandna will resign as a member of the Compensation Committee, and concurrently with Mr. Becker’s appointment to the Audit Committee, Mr. Guleri will resign as a member of the Audit Committee.

(2)	Mr. Weller resigned as a member of our board of directors in October 2007.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, establishes policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services to be performed by the Company’s independent auditors, oversees the rotation of the audit partners of the Company’s independent auditors as required by law, evaluates the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon, establishes procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by law and reviews and discusses with management the Company’s audited financial statements and reviews with management and the Company’s independent auditor the Company’s financial statements (including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to the filing with the SEC of any report containing such financial statements.

The Board of Directors has determined that Mr. Chinnici qualifies as an “audit committee financial expert” under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board made a qualitative assessment of Mr. Chinnici’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.

The Audit Committee is currently composed of three directors: Messrs. Chinnici and Guleri and General Punaro. The Audit Committee met 16 times during the last fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent auditors the independent auditors’ independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements at and for the fiscal year ended December 31, 2007 be included in our Annual Report on Form 10-K with the SEC for the year ended December 31, 2007.

Mr. Joseph R. Chinnici, Chairman
Mr. Tim A. Guleri
Maj. Gen. Arnold L. Punaro

1 The material in this report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Chandna and Guleri and General Polk. All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met 14 times during the last fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

The Compensation Committee reviews the annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels and employment agreements for each of the Company’s executive officers. The Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has authority to administer our Stock Incentive Plans and our Employee Stock Purchase Plan, as well as our recently adopted Executive Change in Control Severance Plan and Executive Retention Plan, and to advise and consult with our officers regarding managerial personnel policies.

Commencing in 2007, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the fiscal year ended December 31, 2006, the Compensation Committee engaged Compensia, Inc. as compensation consultants, and Compensia remained engaged during 2007. Compensia was identified to our Compensation Committee as an entity to provide compensation consulting services by Mr. Guleri, Chairman of the Compensation Committee. Besides the work that it performs at the direction of the Compensation Committee and the Nominating and Governance Committee, Compensia does not provide any other services to Sourcefire. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement during 2007, Compensia was requested by the Compensation Committee to review a compensation analysis conducted by management in anticipation of our initial public offering and to advise the Compensation Committee in implementing pay changes as we made the transition to being a public company. Compensia also evaluated the competitive use of equity compensation among a peer group of comparable public companies, and Compensia’s aggregate equity compensation data was used as a reference point in our development of an equity compensation strategy to support this transition. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee developed a set of recommendations, and submitted these recommendations to our full Board of Directors for its approval, and the changes to our compensation became effective upon the closing of our initial public offering in March 2007. In 2008, Compensia conducted a more detailed benchmarking analysis of our executive compensation practices against other public companies and developed recommended changes to our compensation program for submission to our full Board of Directors. These recommendations for 2007 and 2008 are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. During its meeting on May 2, 2007, the Compensation Committee exercised this authority by delegating to Mr. Jackson, our Chief Executive Officer, the limited authority to grant non-qualified options to new employees, subject to prescribed limits. The Compensation Committee delegated this authority to Mr. Jackson in order to improve and streamline the process we follow when granting standard, non-qualified stock options to new employees. This delegation of authority to Mr. Jackson contained specific instructions regarding the number of options that can be granted to new employees that varied only with respect to the recipient’s level of responsibility within Sourcefire. Mr. Jackson has no authority to grant any other kind of equity compensation other than as specified in these pre-defined instructions.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers analyses and recommendations submitted to the

Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 and significant changes implemented for 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Messrs. Guleri and Chandna and General Polk. No member of the Compensation Committee has been at any time an officer or employee of the Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Mr. Tim A. Guleri, Chairman
Lt. Gen. Steven R. Polk
Mr. Asheem Chandna

1 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors with its responsibilities regarding, among other things, the identification of individuals qualified to become directors; the selection of the director nominees for the next annual meeting of stockholders; the selection of director candidates to fill any vacancies on the Board of Directors; reviewing and making recommendations to the Board with respect to management succession planning; developing and recommending to the Board corporate governance principles; and overseeing an annual evaluation of the Board. The Nominating and Governance Committee also approves the compensation of the non-employee directors of the Board and has engaged Compensia to advise it regarding director compensation matters.

The Nominating and Governance Committee is currently composed of three directors: General Polk and Messrs. Chandna and Chinnici. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Governance Committee met 19 times during the last fiscal year. The Nominating and Governance

Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

The Nominating and Governance Committee has not established minimum qualifications for director candidates, but it considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our company. The Nominating and Governance Committee may, in its discretion, implement certain qualifications for director candidates from time to time. Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, although from time to time, the Nominating and Governance Committee has also engaged a professional search firm to assist it in identifying qualified candidates to serve as directors. In this capacity, the search firm has identified a range of potential candidates, assisted with interviews and performed background checks of potential directors.

At this time, the Nominating and Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With The Board Of Directors

Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our Nominating and Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.

Code Of Ethics

Our Board of Directors has adopted the Sourcefire, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://investor.sourcefire.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 2001. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent auditors. However, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by Ernst & Young LLP, our principal accountant. All fees described below were approved by our Audit Committee.

	Fiscal Year
	Ended
	December 31
	2007	2006
	(In thousands)

Audit Fees(1)	$683	$537
Audit-related Fees(2)	24	—
Tax Fees(3)	—	35
All Other Fees(4)	2	—

Total Fees	$709	$572

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst and Young LLP in connection with regulatory filings or engagements. Also included are fees related to our initial public offering and review of documents filed with the SEC.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards and M&A due diligence.

(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include preparation of our federal and state tax returns, assistance with tax reporting requirements and audit compliance and assistance on international tax matters.

(4)	Other fees consist of a subscription fee for an accounting research service.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the above services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

EXECUTIVE OFFICERS AND OTHER KEY MEMBERS OF MANAGEMENT

The following table sets forth information concerning our executive officers and other key members of our management team as of April 8, 2008:

Name	Age	Position

E. Wayne Jackson, III	46	Chief Executive Officer and Director
Martin F. Roesch	38	Chief Technology Officer and Director
Thomas M. McDonough	53	President and Chief Operating Officer
Todd P. Headley	45	Chief Financial Officer and Treasurer
Michele M. Perry-Boucher	46	Chief Marketing Officer
Nicholas G. Margarites	42	Chief Accounting Officer
Douglas W. McNitt	43	General Counsel and Secretary
Thomas D. Ashoff	47	Vice President of Engineering
John T. Czupak	45	Vice President of International Sales and Business Development
John G. Negron	44	Vice President of North American Sales

Executive Officers

E. Wayne Jackson, III, Chief Executive Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Jackson. Additionally, we have entered into an agreement with Mr. Jackson under which he has agreed to step down as our Chief Executive Officer, although he will continue to serve in this role as we search for a successor. This arrangement is described in this proxy statement under the section entitled “Executive Compensation — Compensation Discussion and Analysis — Wayne Jackson Transition.”

Martin F. Roesch, Chief Technology Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Roesch.

Thomas M. McDonough, President and Chief Operating Officer

Thomas M. McDonough joined us in September 2002 as our President and Chief Operating Officer and is our executive officer in charge of sales. Before joining Sourcefire, from March 2002 until September 2002, Mr. McDonough was the Chief Executive Officer of Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to that, Mr. McDonough was Senior Vice President of Worldwide Sales for Riverbed Technologies from February 2000 until March 2000, when it was acquired by Aether Systems. He then served as the Senior Vice President of Worldwide Sales for Aether Systems until March 2002. Previously, Mr. McDonough spent six years with AXENT Technologies, Inc. as Vice President of North American Sales and Professional Services. That company was acquired by Symantec Corporation in December 2000. Mr. McDonough holds a B.A. in Economics and an M.B.A. from the University of Notre Dame.

Todd P. Headley, Chief Financial Officer and Treasurer

Todd P. Headley joined us in April 2003 and serves as our Chief Financial Officer and Treasurer. Prior to joining Sourcefire, Mr. Headley was CFO for BNX Corporation, a network access management company, from September 2001 until April 2003. Prior to BNX, Mr. Headley served as CFO for FBR Technology Venture Partners, a Virginia-based venture capital firm, from September 2000 until May 2001. Mr. Headley served as Chief Financial Officer of Riverbed Technologies, a wireless infrastructure company, from March 1999 until its acquisition by Aether Systems in March 2000. Mr. Headley continued with Aether Systems until June 2000, where he was engaged in various business development and integration activities. Mr. Headley also served as Controller at POMS Corporation, a manufacturing supply chain execution company, from February 1998 until February 1999 and as Vice President and Controller of Roadshow International, Inc., a supply chain execution company, from April 1992 until February 1998. Mr. Headley began his career at Arthur Andersen in 1985 as an auditor. Mr. Headley is a C.P.A. and holds a B.S. in accounting from Virginia Polytechnic Institute and State University.

Michele M. Perry-Boucher, Chief Marketing Officer

Michele M. Perry-Boucher joined us in March 2004 and serves as our Chief Marketing Officer. From September 2001 until joining Sourcefire, Ms. Perry-Boucher operated her own strategic marketing and business development consultancy, MPB Strategies, which specialized in providing consulting and strategy services to fast growing companies. Previously, Ms. Perry-Boucher was Senior Vice President, Marketing at USinternetworking, Inc. from July 1998 until June 2001. Additionally, Ms. Perry-Boucher held senior marketing and management positions at Versatility Inc. (acquired by Oracle Corporation) from February 1997 to June 1998 and Software AG from January 1992 until January 1997. Ms. Perry-Boucher holds a B.S. from the University of Pennsylvania (Wharton School) and an M.B.A. from Harvard Business School.

Nicholas G. Margarites, Chief Accounting Officer

Nicholas G. Margarites joined us in May 2003 as Controller and has served as our Vice President of Finance and Administration since May 2005 and as our Chief Accounting Officer since February 2008. Prior to joining Sourcefire, from July 1999 to May 2003, he was Controller of Paratek Microwave, Inc., a wireless technology company. From October 1997 to July 1999, Mr. Margarites served as Chief Financial Officer of NCF, Inc., a commercial flooring company. Mr. Margarites began his career in public accounting and is a Certified Public Accountant. He holds a B.S. degree in Accounting from the University of Maryland.

Douglas W. McNitt, General Counsel and Secretary

Douglas W. McNitt joined us in September 2007 as General Counsel and Secretary. Prior to joining Sourcefire, Mr. McNitt served as Executive Vice President, General Counsel and Secretary of webMethods, Inc., leaving his position in June 2007 following the acquisition of the company by Software AG. Mr. McNitt joined webMethods in October 2000 as General Counsel, became an Executive Vice President in January 2002 and became Secretary in May 2003. Mr. McNitt also served in various capacities, including Senior Counsel and Assistant General Counsel, for America Online, Inc. during his service there from December 1997 to September 2000. From May 1996 to December 1997, he was an associate with the law firm of Tucker, Flyer & Lewis, a professional corporation, and from April 1994 to May 1996 he was an associate with the law firm of McDermott, Will & Emery. Mr. McNitt holds a B.A. from Stanford University and a J.D. from Notre Dame Law School.

Other Key Members of Management

Thomas D. Ashoff, Vice President of Engineering

Thomas D. Ashoff joined us in April 2003 as Vice President of Engineering. Prior to joining Sourcefire, Mr. Ashoff worked for Network Associates Inc. (now McAfee Inc.) in a number of capacities from April 1998 until February 2003. At Network Associates, Mr. Ashoff was Vice President, Strategic Product Engineering in

the Technology Research Division as well as Vice President of Engineering for Network Associates’ PGP Security business unit. Mr. Ashoff joined Network Associates in 1998 when it acquired Trusted Information Systems (TIS). At TIS, Mr. Ashoff was the Senior Development Manager for the Gauntlet Firewall and VPN products. Prior to TIS, Mr. Ashoff developed software for GTE Spacenet/Contel ASC from 1988 to June 1994. Mr. Ashoff also provided consultancy services to the National Security Agency (NSA) through HRB Singer, Inc. from 1985 until 1988 and was employed by the NSA from 1982 until 1985. Mr. Ashoff holds a B.S. in Computer Science from the University of Pittsburgh.

John T. Czupak, Vice President of International Sales and Business Development

John T. Czupak joined us in October 2002 and serves as our Vice President of International Sales and Business Development. Before joining us, from October 2001 until October 2002, Mr. Czupak was the Senior Vice President of Worldwide Sales for Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to joining Mountain Wave, Mr. Czupak was the Director of International Operations for Riverbed Technologies from December 1999 until March 2000. He subsequently became the General Manager, Europe, Middle East & Asia for Aether Systems, Inc., after Aether acquired Riverbed Technologies in March 2000, and served in that position until October 2001. Previously, Mr. Czupak was with Axent Technologies, Inc., an Internet security company, where he was Vice President of Asia, Pacific & Latin America from August 1994 until December 1999. Mr. Czupak holds a B.S. in Marketing from Towson State University and an M.B.A. from the University of Maryland.

John G. Negron, Vice President of North American Sales

John G. Negron joined us in July 2002 and serves as Vice President of North American Sales. Before joining us, from December 2001 until May 2002, Mr. Negron was Vice President of Sales and Marketing at mindShift Technologies, Inc. Mr. Negron joined Riverbed Technologies in February 2000 as Director of Sales and continued to serve in that capacity following its acquisition by Aether Systems in March 2000, until October 2001. He also served as Director of Sales for Aether Systems’ Enterprise Vertical when Aether acquired Riverbed in March 2000. From September 1994 until January 2000, Mr. Negron was employed by Axent Technologies, an internet security software company, where he directed the company’s penetration into the public sector. Mr. Negron also held multiple domestic and international sales management roles from August 1985 until September 1991 at SunGard Data Systems Inc. which provided software and services in the disaster recovery segment of the security industry. Mr. Negron holds a B.S. from Bentley College.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 4, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 4, 2008 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 24,984,928 shares outstanding on April 4, 2008, adjusted as required by rules promulgated by the SEC.

Unless otherwise noted, the address for each director and executive officer is c/o Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owner	Shares	Total

Beneficial owners of 5% or more of the outstanding common stock:
Entities affiliated with Sierra Ventures(1)	1,665,149	6.7
New Enterprise Associates 10, Limited Partnership(2)	3,209,560	12.8
Martin F. Roesch(3)	1,485,314	5.9
Entities affiliated with Core Capital Partners(4)	1,278,360	5.1
Entities affiliated with Sequoia Capital(5)	1,340,789	5.4
Entities affiliated with Fidelity Management & Research Company(6)	1,702,862	6.8
T. Rowe Price Associates, Inc.(7)	1,485,150	5.9
Entities associated with Diker Funds(8)	1,685,123	6.7
Other named executive officers:
E. Wayne Jackson, III(9)	848,158	3.4
Thomas M. McDonough(10)	540,515	2.2
Todd P. Headley(11)	172,839	*
Michele M. Perry-Boucher(12)	160,040	*
Other directors:
Asheem Chandna(13)	206,376	*
Joseph R. Chinnici(14)	16,476	*
Tim A. Guleri(15)	1,191,672	4.6
Steven R. Polk(16)	18,024	*
Arnold L. Punaro(17)	14,367	*
John C. Burris(18)	27,538	*
John C. Becker(19)	27,538	*
All directors and executive officers as a group (14 persons)(20)	4,872,844	19.1

*	Less than 1% beneficial ownership.

(1)	Amount was reported on a Schedule 13G filed on February 13, 2008. Includes 552,936 shares of common stock held by Sierra Ventures VII, L.P. (“Sierra VII”), 1,101,495 shares of common stock held by Sierra Ventures VIII-A, L.P. (“Sierra VIII-A”) and 10,718 shares of common stock held by Sierra Ventures VIII-B, L.P. (“Sierra VIII-B”). The address of these stockholders is c/o Sierra Ventures, 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025. The natural persons who have voting and investment control with respect to the shares owned by Sierra VII are Jeffrey M. Drazan, David C. Schwab, Peter C. Wendell and Steven P. Williams. The natural persons who have voting and investment control with respect to the shares owned by Sierra VIII-A and Sierra VIII-B are Jeffrey M. Drazan, David C. Schwab, Peter C. Wendell, Steven P. Williams and Tim Guleri.

(2)	Amount was reported on a Schedule 13G filed on February 14, 2008. The address of this stockholder is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. Voting and investment power over the shares is shared by M. James Barrett, Peter J. Barris, C. Richard Kramlich, Peter T. Morris, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III, each of whom is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership.

(3)	Includes 1,427,832 shares of common stock and options exercisable within 60 days to purchase 46,664 shares of common stock. Of the shares of common stock reported, 10,818 shares are subject to repurchase by the Company; Mr. Roesch has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(4)	Includes 1,027,351 shares of common stock held by Core Capital Partners, L.P., 239,356 shares of common stock held by Minotaur, LLC and 11,653 shares of common stock held by Minotaur Annex Fund LLC. The address of these stockholders is c/o Core Capital Partners, 901 15th Street, N.W. Suite 950, Washington, D.C. 20005. The natural person who has voting and investment control with respect to the shares owned by Core Capital Partners, L.P. is Pascal Luck. The natural person who has voting and investment control with respect to the shares owned by Minotaur LLC and Minotaur Annex Fund LLC is Mark Levine.

(5)	Amount was reported on a Schedule 13G filed on February 7, 2008. Includes 1,179,895 shares of common stock held by Sequoia Capital Franchise Fund (“SCFF”) and 160,894 shares of common stock held by Sequoia Capital Franchise Partners (“SCFP”). SCFF Management, LLC (“SCFF LLC”) is the general partner of each of SCFF and SCFP. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen are Managing Members of SCFF LLC. Each of these individuals disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. The address of these stockholders is c/o Sequoia Capital, 3000 Sand Hill Road, Bldg. 4, Suite 180, Menlo Park, California 94025.

(6)	Amount was reported on a Schedule 13G/A filed on February 14, 2008. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,702,862 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,702,862 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of these stockholders is c/o Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Amount was reported on a Schedule 13G/A filed on February 12, 2008. Diker GP, LLC, a Delaware limited liability company (“Diker GP”), is the general partner of Diker Value Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro & Small Cap Fund LP and Diker M&S Cap Master Ltd. (collectively, the “Diker Funds”). As the sole general partner of the Diker Funds, Diker GP has the power to vote and dispose of the shares of the Common Stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management, LLC, a Delaware limited liability company, serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be deemed to be beneficial owners of the shares beneficially owned by Diker GP and Diker Management. Each of these individuals disclaim all beneficial ownership, however, as affiliates of a registered investment adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares. The address of these stockholders is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

(8)	Amount was reported on a Schedule 13G filed on February 12, 2008. T. Rowe Price Associates, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address of this stockholder is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)	Includes options exercisable within 60 days to purchase 80,007 shares of common stock. Also includes 504,511 shares of common stock held by The E. Wayne Jackson III “Sourcefire, Inc.” GRAT. Mr. Jackson has voting and investment control with respect to the shares held by The E. Wayne Jackson III “Sourcefire, Inc.” GRAT. Of the shares of common stock reported, 55,046 shares are subject to repurchase by the Company; Mr. Jackson has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses. Amount reported also includes 10,280 shares held by trusts for the benefit of Mr. Jackson’s children; Mr. Jackson disclaims beneficial ownership of these shares.

(10)	Includes options exercisable within 60 days to purchase 68,873 shares of common stock. Also includes 441,502 shares of common stock held by The Revocable Trust of Thomas Michael McDonough, u/a July 19, 2005, Thomas M. McDonough, Trustee. Mr. McDonough has voting and investment control with respect to the shares held by The Revocable Trust of Thomas Michael McDonough, u/a July 19, 2005, Thomas M. McDonough, Trustee. Of the shares of common stock reported, 30,140 shares are subject to repurchase by the Company; Mr. McDonough has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(11)	Includes 25,048 shares of common stock and options exercisable within 60 days to purchase 146,251 shares of common stock. The shares of common stock reported are subject to repurchase by the Company; Mr. Headley has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(12)	Includes 20,018 shares of common stock and options exercisable within 60 days to purchase 147,791 shares of common stock. Of the shares of common stock reported, 19,715 are subject to repurchase by the Company; Ms. Perry has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(13)	Includes 198,167 shares of common stock held by Asheem Chandna and Aarti Chandna, as Trustees of the Chandna Family Revocable Trust of April 13, 1998. Ms. Chandna has voting and investment control with respect to the shares held by Asheem Chandna and Aarti Chandna, as Trustees of the Chandna Family Revocable Trust of April 13, 1998. Also includes 6,157 shares subject to repurchase by the Company; Mr. Chandna has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(14)	Includes 2,052 shares of common stock subject to repurchase by the Company; Mr. Chinnici has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(15)	Includes 1,101,495 shares of common stock held by Sierra VIII-A and 10,718 shares of common stock held by Sierra VIII-B. Mr. Guleri is a managing director of Sierra Ventures Associates VIII, L.L.C., which is the general partner of Sierra VIII-A and Sierra VIII-B, and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. As described in footnote (1) above, Mr. Guleri does not possess voting or dispositive power over the shares held by Sierra VII. Also includes 71,250 shares held by the Guleri Family Trust UTD dated April 7, 1999 (the “Guleri Trust”). Mr. Guleri has voting and investment power with respect to the shares held by the Guleri Trust. The reported shares also include 8,209 shares held directly by Mr. Guleri, of which 2,052 shares are subject to repurchase by the Company; Mr. Guleri has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(16)	Includes 2,052 shares of common stock subject to repurchase by the Company; Mr. Polk has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(17)	Includes 9,441 shares of common stock subject to repurchase by the Company; Mr. Punaro has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(18)	The shares of common stock reported are subject to repurchase by the Company; Mr. Burris has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(19)	The shares of common stock reported are subject to repurchase by the Company; Mr. Becker has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(20)	Includes 4,339,742 shares of common stock and options exercisable within 60 days to purchase 533,102 shares of common stock. Of the shares of common stock reported, 332,412 shares are subject to repurchase by the Company; the executive officer or director has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our named executive officers during the last completed fiscal year.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of directors currently oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate performance objectives and, to a lesser extent, subjective individual performance;

•	reinforce business strategies and objectives for enhanced stockholder value; and

•	provide our executive officers with long-term incentives so we can retain them and provide stability during our growth stage.

To achieve these goals, our Compensation Committee intends to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as financial and operational performance, with the current focus primarily on achievement of revenue growth. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at companies with revenues, enterprise value and headcount levels that we believe Sourcefire is realistically capable of achieving over the next 12 to 18 months, while taking into account our relative performance and our own strategic goals. To that end, our Compensation Committee has benchmarked our executive compensation levels against a peer group of companies that are generally slightly larger than Sourcefire.

The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of restricted stock and/or stock options, post-termination severance and acceleration of stock option vesting for certain of our executive officers upon termination and/or a change in control. We also provide our executive officers with other benefits and perquisites that are generally available to all salaried employees other benefits that are generally available to all salaried employees, such as life and health insurance benefits and a qualified 401(k) savings plan.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

Our Compensation Committee currently intends to perform at least annually a strategic review of our executive officers’ compensation to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other similarly situated companies. Prior to our initial public offering in 2007, our Compensation Committee generally established executive officer compensation levels, including base cash compensation and short and long- term incentive compensation, through a review of competitive compensation data from a variety of sources, including SEC filings of public companies, and data from the Culpepper Compensation Surveys. The Compensation Committee also met individually with members of our senior management to learn about our business operations and strategy, key performance metrics and target goals, and the labor and capital markets in which we compete.

In January 2007, in connection with our initial public offering, our Compensation Committee retained a compensation consulting firm, Compensia, Inc., to assist it in evaluating our compensation practices and developing and implementing our executive compensation program and philosophy. Initially, our Compensation Committee asked Compensia to perform a detailed review of equity compensation data from a peer group of comparable companies, for the purpose of assisting the Compensation Committee in implementing appropriate equity incentives for our executive officers as Sourcefire became a public company. Based on these recommendations, our Compensation Committee recommended, and our board of directors approved, equity awards for our executive officers that would become effective upon the completion of our initial public offering. The particular executive compensation decisions for 2007 are described in more detail below.

In February 2008, our Compensation Committee conducted an updated review of our executive compensation. As part of this review, the Compensation Committee asked Compensia to perform a more expansive review of each component of our executive compensation. As part of this review, the Compensation Committee, working with Compensia, developed a specific peer group of companies that it believed reasonably reflect Sourcefire’s competitive labor market in 2008. Based on Compensia’s recommendations, our Compensation Committee made recommendations regarding 2008 executive compensation, as described in more detail below, that were then reviewed and approved by our full board of directors.

Our Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer and our Chief Financial Officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee typically considers recommendations from our Chief Executive Officer.

Benchmarking of Base Compensation, Bonus and Equity Holdings

2007 Benchmarking

In January 2007, our Board of Directors (including our Compensation Committee) approved the adjustment of our executive officers’ salaries and target bonus opportunities to levels that approximated the 60th percentile of executives with similar roles at comparable companies and to set their aggregate share and option grants at a level that approximated the 60th percentile of executives in similar positions, contingent upon the consummation of our initial public offering. For purposes of evaluating the pay levels that would go into effect upon the initial public offering, the Compensation Committee examined data from successful private companies and public companies with annual revenues between $40 million and $100 million.

Additionally, as noted above, the Compensation Committee requested that Compensia evaluate company-wide equity compensation practices to help it develop an equity compensation strategy appropriate for a public company. In this evaluation, Compensia reviewed equity compensation practices across a group of companies that included both industry competitors and recently public companies: ActivIdentity, Inc., Art Technology Group, Inc., Blue Coat Systems, Inc., Chordiant Software, Inc., CommVault, Inc., Docucorp International, Inc., Double-Take Software, Inc., Embarcadero Technologies, Inc, Entrust, Inc., FalconStor Software, Inc., Mobius Management Systems, Inc., Omniture, Inc., OPNET Technologies, Inc., Opsware Inc., Phoenix Technologies Ltd, Quovadx, Inc., RightNow Technologies, Inc., Secure Computing Corporation, Sonicwall, Inc., Synchronoss Technologies, Inc., Unica Corporation, VA Software Corporation and VASCO Data Security International, Inc.

Our Compensation Committee intended that its recommendations for 2007 executive compensation would move Sourcefire’s executive pay levels toward competitive compensation practices among comparably sized public, security software and network infrastructure companies. The Compensation Committee believed that the 60th percentile for base salaries and for aggregate share and option holdings among the smaller recently public technology companies evaluated was the appropriate cash and equity compensation level that would allow us to attract and retain talented officers as well as to provide incentives to grow our business as we manage the transition to a public company. Our Compensation Committee realized that using such a benchmark may not always be appropriate, but at the time the Committee believed that it was appropriate as we made the transition to being a public company.

2008 Benchmarking

In January 2008, our Board of Directors (including the Compensation Committee) performed a detailed benchmarking analysis and approved further adjustments to our named executive officers’ compensation. The Compensation Committee, in consultation with Compensia, developed a peer group for purposes of this analysis by defining our current competitive market for executive talent to be established publicly traded companies primarily engaged in various aspects of network infrastructure development with comparable gross revenues, growth ratio, net income, enterprise values and/or market capitalization. The comparable public companies used by our Board of Directors in its analysis include the following 24 companies: ActivIdentity, Inc., Art Technology Group, Inc., Aruba Networks, Inc., Blue Coat Systems, Inc., Chordiant Software, Inc., CommVault, Inc., Data Domain, Inc., Double-Take Software, Inc., Embarcadero Technologies, Inc, Entrust, Inc., FalconStor Software, Inc., Guidance Software, Inc., Omniture, Inc., OPNET Technologies, Inc., Opsware Inc., RightNow Technologies, Inc., Riverbed Technology, Inc., Secure Computing Corporation, Sonicwall, Inc., Sourceforge, Inc., Synchronoss Technologies, Inc., Unica Corporation, VA Software Corporation and VASCO Data Security International, Inc. The composition of this list of peer companies differed slightly from the list of companies that were included in the 2007 equity compensation review to include newly public companies and to exclude companies that we no longer believed were comparable based on their enterprise value, market capitalization and growth rates.

In making adjustments to our executive compensation for 2008, the Compensation Committee considered that we had been a public company for almost a full year, and accordingly, that our compensation strategy should be focused more on rewarding the achievement of short-term performance objectives and the creation of long-term stockholder value. As a result, the Committee’s recommendations included (i) a greater weighting toward the use of equity compensation than cash compensation, and (ii) within cash compensation, a greater weighting toward bonus than base compensation, in each case relative to the practices of the companies in the benchmark group. The Compensation Committee targeted base salary levels between the 30th and 50th percentiles of executives in similar positions in the 2008 peer group. The target annual bonus opportunities for our named executive officers for 2008 were intended to be between the 40th and 45th percentiles of executives in similar positions in our peer group. As to equity compensation, our Compensation Committee believed that it was appropriate to maintain a target annual equity grant above the median, between the 50th and 60th percentiles.

In all cases, our Compensation Committee retains the discretion to deviate from its previously determined benchmarks. In instances where we identify an executive officer that we believe is extremely highly qualified or is uniquely key to our success, our Compensation Committee may approve compensation in excess of the benchmark percentile.

Our Compensation Committee’s judgments with regard to market levels of base compensation and aggregate equity holdings were based on the collective experiences of the members of our Compensation Committee, as well as the advice provided by Compensia. Our Compensation Committee’s choice of the percentiles described above as our compensation benchmarks reflected consideration of our stockholders’ interests in paying what was necessary to attract and retain key talent in a competitive market, while conserving cash and equity as much as possible. The Compensation Committee has heavily weighted Sourcefire’s strategic focus on the growth of financial metrics in developing pay programs that it believes offers less guaranteed compensation (i.e. base salary) and greater opportunity through cash bonuses and equity awards when compared to industry comparables. We believe that, given the industry in which we operate and the corporate culture that we have created, our benchmark base compensation and equity compensation levels should generally be sufficient to retain our existing executive officers and to hire new executive officers when and as required, although, as noted above, in unique circumstances, we may exceed these levels when our Compensation Committee believes that doing so is in the best interests of our stockholders.

Base Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review base salaries for our named executive officers annually in the first quarter of the year, and adjustments are based on our performance and the individual’s performance. As described above in “Benchmarking of Base Compensation, Bonus and Equity Holdings,” we also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. In January 2007, the base salary of our chief executive officer, Mr. Jackson, was reviewed and recommended by our Compensation Committee and approved by our full Board of Directors with Mr. Jackson abstaining, and was set at $275,000 effective upon the consummation of our initial public offering in March 2007. Our Compensation Committee and our Board determined that the resulting salary increase for Mr. Jackson from $225,000 would provide a salary commensurate with Mr. Jackson’s experience and would recognize his contributions to our growth during his tenure with our company. Additionally, our Compensation Committee recommended, and our Board approved, base salary increases for Messrs. McDonough, Headley and Ms. Perry-Boucher effective upon the consummation of our initial public offering. Mr. McDonough’s annual base salary was increased from $200,000 to $225,000 upon the initial public offering. Mr. Headley’s annual base salary was increased from $175,000 to $210,000 upon the initial public offering. Ms. Perry-Boucher’s annual base salary was increased from $185,000 to $190,000 upon the initial public offering. Mr. Roesch’s annual base salary was $200,000 at the time of the initial public offering and was not adjusted. For 2007, the base salaries accounted for approximately 65% of the total target annual cash compensation for our chief executive officer and between 69% and 80% for our other named executive officers. In comparison, based on the surveys of base salaries and cash bonuses reviewed by our Compensation Committee, the average annual base salary of the executive officers of such companies represented approximately 60% to 70% of total target annual cash compensation for chief executive officers, chief financial officers and chief operating officers, and approximately 70% to 80% for other executive officers.

Cash Bonus Awards

2007 Cash Bonus Awards

During 2007, we administered a quarterly cash bonus plan that was designed to reward our executive officers for achieving certain corporate business objectives and individual goals. Bonuses were determined and paid on a quarterly basis, when executive bonus plans were proposed to and approved by our Compensation Committee. We designed this quarterly cash bonus plan to focus our management on achieving key corporate financial objectives, to motivate certain desirable individual behaviors and to reward substantial achievement of our key corporate financial objectives and individual goals. These quarterly bonus plans typically contained between four and six objectives, with a dollar value ascribed to each objective so that the sum total equaled the approved quarterly bonus potential for each executive officer, according to his or her compensation plan. For 2007, the objectives included but were not limited to: (i) revenue achievement; (ii) gross margin achievement; (iii) EBITDA achievement; (iv) cash collection goals; (v) project implementation plans; (vi) product availability goals; (vii) hiring goals and (viii) a variety of other department or company-specific objectives. We set these bonus targets at levels that generally exceeded our 2006 results and that we believed were moderately difficult to achieve, with the intention that our executives would need to perform at a high level in order to earn their respective cash bonuses. The individual performance objectives were determined by our Compensation Committee, after taking input from the other members of our Board of Directors.

The quarterly cash bonus award targets for 2007 following the initial public offering defined the maximum annual bonus as a percentage of the executive officer’s then-current annual salary as determined by the Compensation Committee and the Board. The percentages effective upon the consummation of our initial public offering in March 2007 were set at 55% for Mr. Jackson and 25%, 44%, 45% and 32% for Messrs. Roesch, McDonough and Headley and Ms. Perry-Boucher, respectively. Prior to that time, these percentages had been 44% for Mr. Jackson and 25%, 50%, 29% and 30% for Messrs. Roesch, McDonough and Headley and Ms. Perry-Boucher, respectively. For Mr. McDonough only, 20% of his target cash bonus was also based on the achievement of annual objectives in addition to the quarterly targets, to be evaluated at the end of the fourth quarter. At the conclusion of each quarter in 2007, our Chief Executive Officer and Chief Financial Officer provided our Compensation Committee with an assessment of each named executive officer’s performance against the goals for the quarter and a draft of the earned bonus figures for its review and approval.

Our performance goals during 2007 were both quantitative and qualitative. With respect to quantitative goals, no discretion was exercised because these goals were measurable and objective. With respect to qualitative goals, a moderate amount of discretion could be exercised, because these goals were somewhat subjective. For instance, qualitative goals included preparing product strategies and supporting our engineering team in meeting its milestones. We believed that was necessary for our Compensation Committee to exercise its discretion in order to determine whether such goals were met.

For the fiscal year ended December 31, 2007, the actual quarterly cash bonuses paid to Mr. Jackson ranged between 40% and approximately 77% of his quarterly targets, and his aggregate cash bonuses represented approximately 63% of his aggregate quarterly targets. The actual quarterly cash bonuses paid to Mr. Roesch ranged between approximately 52% and 82% of his quarterly targets, and his aggregate cash bonuses represented approximately 68% of his aggregate quarterly targets. The actual quarterly cash bonuses paid to Mr. McDonough ranged between 40% and approximately 78% of his quarterly targets, and his aggregate cash bonuses represented approximately 59% of his aggregate quarterly targets. Mr. McDonough’s aggregate cash bonuses also included a $10,000 bonus that was equal to 50% of the $20,000 bonus target established for his achievement of annual objectives. The actual quarterly cash bonuses paid to Mr. Headley ranged between approximately 52% and 78% of his quarterly targets, and his aggregate cash bonuses represented approximately 64% of his aggregate quarterly targets. The actual quarterly cash bonuses paid to Ms. Perry-Boucher ranged between approximately 58% and 95% of her quarterly targets, and her aggregate cash bonuses represented approximately 72% of her aggregate quarterly targets.

For 2007, all quarterly cash bonuses paid to our Chief Executive Officer accounted for approximately 20% of his total compensation earned. For our other named executive officers, their quarterly cash bonuses accounted for between 12% and 22% of their respective total compensation earned for 2007.

February 2008 Changes to Cash Bonus Award Program

In February 2008, our Compensation Committee determined that it was appropriate to continue our cash bonus award program, but recommended several adjustments to the structure of the program, which were approved by our full Board of Directors. For 2008, each of our named executive officers will continue to have a target annual bonus amount, although Sourcefire will move from quarterly performance periods and award payments to a semi-annual approach. The Compensation Committee believes that this lengthening of the performance period is appropriate in view of the long sales cycle of Sourcefire’s products and the resulting variability of our financial performance, allowing the executive’s performance to be more accurately assessed over this longer period. Additionally, the multiple corporate objectives used as bonus targets during 2007 were replaced by one corporate objective, the achievement of revenues against our 2008 operating plan. The Compensation Committee believed that this change better aligns with our 2008 strategic plan and appropriately focuses management on the company’s most critical financial success metric for the year.

For Mr. Jackson, 100% of his target bonus for 2008 will be based upon our achievement of the revenue milestones. For each of our other named executive officers, 75% of the target bonus for 2008 will be based upon our revenues. The actual amount of these revenue-based bonuses that are ultimately paid, if any, will depend on the degree to which our revenue performance meets our revenue targets in our 2008 operating plan. Our revenue targets set forth in our 2008 operating plan represent increases over our 2007 revenues, and while aggressive, we believe them to be achievable. With respect to the named executive officers other than Mr. Jackson, the remaining 25% of their 2008 annual bonus target will be a discretionary bonus to be determined in the sole discretion of the Compensation Committee, in consideration of the officer’s job performance.

The Compensation Committee retains the discretion to adjust the performance objectives during the year if it believes that doing so is appropriate. Additionally, the Compensation Committee will retain the discretion to make additional discretionary bonuses, if it considers them to be appropriate.

The cash bonus awards paid during 2007 and to be paid during 2008 are structured so that they are taxable to our executives at the time the awards became available to them. We currently intend that all cash compensation paid will be tax deductible by us as compensation expense.

Equity Compensation

We believe that for growth companies in the technology sector, equity awards are a significant compensation-related motivator in attracting, retaining and rewarding the success of executive-level employees. Our Compensation Committee’s philosophy in this regard has historically been to provide that a greater percentage of an employee’s total compensation should be in the form of equity compensation as he or she becomes more senior in our organization.

Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards to incentivize those individuals to stay with us for long periods of time, which, in turn we believe will provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards prior to our initial public offering were in the form of non-qualified stock options, we provided grants of restricted stock to certain of our executive officers from time to time. Since becoming a public company in 2007, our Compensation Committee has used a combination of non-qualified stock options and restricted stock grants, in each case subject to a vesting schedule, in order to incentivize our executives, with a bias in favor of restricted stock grants as compared to stock options.

We account for equity compensation paid to our employees under SFAS No. 123R, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with the valuation determined by our Board of Directors. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards are individually negotiated. Prior to our initial public offering in 2007, we periodically reevaluated equity holdings of our executive officers and, when appropriate, granted subsequent long-term equity awards based upon a number of factors, including rewarding executives for superior performance, maintaining a sufficient number of unvested long-term equity awards as a means to retain the services of such executives, providing increased motivation to such executives, and ensuring that the total long-term equity awards are competitive with those of other companies competing for our executive officers.

In advance of our initial public offering, the Compensation Committee re-evaluated our equity compensation strategy in light of the probability that we would soon be a public company. The Compensation Committee revised the equity award strategy for executives to include an annual review of equity award practices and eligibility for (but not a guarantee of) annual equity awards as a part of the committee’s annual executive compensation review. The Compensation Committee believes that an annual strategy is more appropriate for a public company given the liquidity of vested awards and the increased prominence of company executives. Prior to our initial public offering, we granted equity compensation to our executive officers and other employees in the form of non-qualified stock options under our 2002 Stock Incentive Plan. In February 2007, our Board of Directors supplemented the 2002 Stock Incentive Plan with the 2007 Stock Incentive Plan, which we refer to as the 2007 Plan. See “— Employee Benefit Plans” below for additional information.

Restricted Stock Awards

While prior to our initial public offering our Compensation Committee traditionally used stock options as the preferred form of long term equity compensation, since our initial public offering we have generally favored restricted stock awards instead as the preferred form of equity compensation. These restricted stock awards generally provide for time-based vesting, with a portion of the awards subject to accelerated vesting on the achievement of performance milestones. We believe that restricted stock awards provide a strong incentive to our executives by providing them with actual stock ownership, which better aligns their interests with those of our stockholders than a grant of stock options does. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients, and we believe that employees will perceive greater value in a restricted stock award than they will in a stock option award that results in similar compensation expense for financial accounting purposes. Because of the lower share consumption rate associated with our restricted stock award program, our use of restricted stock awards may reduce dilution for our stockholders.

Non-Qualified Stock Options

Our non-qualified stock options are generally subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years. The options have exercise prices equal to the fair market value of our common stock at the time of grant and generally have a 10-year contractual exercise term. In general, the vested portion of option grants are exercisable for 30 to 90 days following termination of employment, although this period is extended to six months in the case of termination as a result of death or disability, and such exercise term may also be extended in the discretion of the Compensation Committee.

The vesting of certain of our named executive officers’ stock options may be accelerated in the event of certain termination and/or change in control events pursuant to the terms of their initial stock option grant agreements. From time to time we have granted additional follow-on equity grants in the form of stock options and restricted stock to our named executive officers to align the interests of those individuals with our stockholders. While the vesting schedule associated with these follow-on equity grants typically does not have the same acceleration provisions as the initial equity grants to such individuals, we generally do provide some form of acceleration based upon the achievement of certain performance metrics. In addition, for those named executive officers participating in our executive severance plans described below, their options may be accelerated in connection with termination without cause or in connection with a change of control. These terms are more fully described below in “— Employment Agreements,” “— Executive Severance Plans” and “— Potential Payments upon Termination or Change in Control.” Additionally, we have agreed to accelerated vesting provisions for Mr. Jackson’s equity awards in connection with his agreement to provide us with transitional services while we seek a new Chief Executive Officer. See “— Wayne Jackson Transition.”

2007 and 2008 Equity Awards

IPO-Related Equity Awards

In January 2007, as part of our transition from private to public company, our Compensation Committee recommended, and our Board of Directors approved (subject to the effectiveness of the registration statement for our initial public offering), that we grant our named executive officers additional long-term equity awards in order to implement our compensation philosophy of setting aggregate share and option holdings at a level that is at or near the 60th percentile of equity compensation value for executives in similar positions grouping comparably sized, recently public companies. In determining the amount of the long-term equity awards, our Compensation Committee first developed a value range (in dollars) of the equity compensation component that approximated the 60th percentile of the benchmark study. For example, our Compensation Committee concluded that, with respect to the position of chief executive officer, the 60th percentile of annual dollar value of the equity component of chief executive officer compensation approximated $350,000 to $450,000. Thus, our Compensation Committee concluded and recommended, and our Board of Directors approved, that the appropriate annual dollar value of the long-term equity component of the compensation to be provided to our chief executive officer should be $400,000. Using a similar methodology the Compensation Committee also recommended, and our Board approved, that we provide Messrs. McDonough, Roesch and Headley and Ms. Perry-Boucher with long-term equity compensation of $225,000, $65,000, $160,000 and $85,000, respectively. Furthermore, for 2007 our Compensation Committee determined that the aggregate economic value of equity compensation payable to the executive officers should be roughly 50% restricted stock and 50% non-qualified stock options, although individual cases could vary depending on the personal preferences, if any, of the named executive officers.

In determining the number of non-qualified stock options to award our named executive officers in order to convey the annual dollar value outlined above for 2007, our Compensation Committee estimated the fair value for such awards on the grant date by performing a Black-Scholes calculation using factors relevant to Sourcefire. Using that estimated fair value, our Compensation Committee was able to ascertain the number of non-qualified stock options to provide to our named executive officers by dividing the dollar value of the long-term equity component of the compensation for each named executive officer by the estimated fair value of the applicable equity award. In order to determine the number of shares of restricted stock to award, the

Compensation Committee applied a formula of 1 share of restricted stock being equal to 3 stock options, which it believed to be a customary formula used by public companies for fixing restricted stock award sizes.

For 2007, based on an assessment of the foregoing factors, the Compensation Committee recommended, and our Board of directors approved, subject to the effectiveness of the registration statement for our initial public offering, that we grant our chief executive officer $300,000 worth of non-qualified stock options and $100,000 worth of restricted stock. Similarly, our Compensation Committee recommended that Mr. McDonough receive $56,250 worth of non-qualified stock options and $168,750 worth of restricted stock; that Mr. Roesch receive $65,000 worth of non-qualified stock options and no restricted stock; that Mr. Headley receive $120,000 worth of non-qualified stock options and $40,000 worth of restricted stock; and that Ms. Perry-Boucher receive $42,500 worth of non-qualified stock options and $42,500 worth of restricted stock. The vesting schedules for the stock options were consistent with our standard four-year vesting schedule described above. The restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within three years of the grant date. However, our repurchase right was to lapse with respect to one-third of the restricted stock award in the event we met the objectives in our 2007 operating plan, and it further lapses as to another one-third of the award if we meet the objectives in our 2008 operating plan. The objectives in our 2007 operating plan were not met, and as a result the partial repurchase right did not lapse.

2008 Annual Equity Awards

In February 2008, our Compensation Committee conducted a detailed benchmarking of our named executive officers’ equity holdings in consultation with Compensia. After consulting with the Chief Executive Officer, the Compensation Committee determined that equity grants for 2008 should be comprised 30% of non-qualified stock options and 70% in restricted stock, and that one-third of the restricted stock awards would have time-based vesting only, while two-thirds of the restricted stock awards would have a performance-based vesting acceleration feature tied to a five-year cliff vesting schedule. The recommendation was ultimately approved by our full Board of Directors. As it had done for 2007, our Compensation Committee recommended, and our Board of Directors approved, an annual dollar value of the equity component of each of our named executive officers’ compensation. In each case, the officer was granted an equity award that contained the mix of equity compensation elements approved by the Board.

As described below under “— Wayne Jackson Transition,” we have entered into an agreement with Mr. Jackson under which his equity awards granted during 2007 and 2008 may be subject to accelerated vesting.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits, such as participation in our group health and life insurance plans, and our defined contribution 401(k) plan. We do not match employee contributions under our 401(k) plan. All of these perquisites and benefits are available to all salaried employees in the United States on the same terms, and we believe that they are comparable to those provided at other large companies. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Change in Control and Severance Benefits

As described below under “Executive Severance Plans,” in 2008 we adopted two severance plans in which certain of our named executive officers were allowed to participate. Mr. McDonough has elected not to participate in these plans, and therefore his severance and change of control provisions are summarized below in “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.” Our analysis indicates that these severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings, and we believe this arrangement to be reasonable.

Executive Severance Plans

Prior to April 2008, we generally did not offer our employees severance benefits or change of control provisions within their option grant agreements unless specifically authorized by our Board of Directors or our Compensation Committee, although we provided the opportunity for certain of our executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their employment agreements. As described below, however, in April 2008, we adopted two new severance plans for certain of our named executive officers, the terms of which supersede any provisions relating to severance and change of control benefits previously contained in their employment agreements with us. As described below under “— Employment Agreements,” Mr. McDonough, who has elected not to participate in these severance plans, is entitled to severance payments under certain circumstances pursuant to the terms of his employment agreement.

As described below under “— Wayne Jackson Transition,” we have also entered into an agreement with Mr. Jackson under which he will receive at least six, and as much as twelve, months of severance pay in connection with his departure as our Chief Executive Officer and his provision of services to us during an interim period while we search for a successor. Mr. Jackson was not eligible to participate in the recently adopted severance plans.

Executive Change in Control Severance Plan

In April 2008, our Compensation Committee recommended for approval, and our full Board of Directors approved, an Executive Change in Control Severance Plan (the “Change in Control Plan”), in which Messrs. Headley and Roesch are participants. The Compensation Committee believes that change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with our company through the transition period, and, in the event the executive’s employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed. The Compensation Committee also determined that it was in our best interests to normalize the change in control benefits of these named executive officers under the Change in Control Plan.

Under the Change in Control Plan, if a participant is terminated without cause, or the participant terminates his or her employment for good reason (in each case as defined in the Change in Control Plan), within 12 months following a change in control transaction (or, for a termination without cause only, termination at any time following approval of the change in control transaction by the Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if the participant secures alternate employment within this period). In addition, all of the participant’s outstanding stock options will become fully vested upon such termination, and any shares of restricted stock previously awarded to the participant will be accelerated by 50% of the number of shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 50% of the shares of restricted stock remain unvested at the date of termination). The Change in Control Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code (described under “Tax Considerations” below), as well as to maximize the after-tax benefit of payments to participants.

Definition of Change in Control. Under the Change in Control Plan, “change in control” means:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by us or by an employee benefit plan sponsored by us or by a person that directly or indirectly controls, is controlled by or is under common control with us) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which a majority of our Continuing Directors who are not Affiliates or Associates (each as defined in the Exchange Act) of the offeror do not recommend such stockholders accept,

(ii) a change in the composition of our Board of Directors over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors,

(iii) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated,

(iv) the sale, transfer or other disposition of all or substantially all of our assets,

(v) the complete liquidation or dissolution of our company,

(vi) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which we are the surviving entity but (A) the shares of our common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, and excluding any such transaction or series of related transactions that we determine shall not be a Change in Control, or

(vii) an acquisition in a single or series of related transactions by any person or related group of persons (other than us or by an employee benefit plan sponsored by us) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities.

As used above, “Continuing Directors” means members of our Board of Directors who either (i) have been directors continuously for a period of at least 12 months or (ii) have been directors for less than 12 months and were elected or nominated for election as directors by at least a majority of the directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

Definition of Cause.  For purposes of the Change in Control Plan, a termination for “cause” occurs if we terminate a participant’s employment within the specified period following a Change in Control for any of the following reasons:

(i) theft, fraud, material dishonesty or gross negligence in the conduct of our business,

(ii) continuing neglect of the participant’s duties and responsibilities that has a material adverse effect on us,

(iii) engaging in personal conduct that would constitute grounds for liability for sexual harassment or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body),

(iv) conviction of, or plea of guilty or nolo contendere to, a felony (other than a violation of traffic or motor vehicle laws), or

(v) a willful and continued material breach of the participant’s employment agreement, non-disclosure agreement or other employment-related agreement that has a material adverse effect on us.

The Change in Control Plan provides that any purported termination of a participant’s employment by us shall be presumed to be other than for cause, unless (A) we first provide written notice to the participant that includes a statement that the Board of Directors has determined that “cause” exists, and a statement of the particulars of such conduct, and (B) the participant has been provided a period of at least 30 days after receipt of our notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in our notice to the extent they are based on items (ii), (iii) or (v) above.

Definition of Good Reason.  A termination for “good reason” occurs under the Change in Control Plan if a participant terminates his or her employment within the specified period following a Change in Control for any of the following reasons:

(i) a material decrease in his or her base salary,

(ii) a material reduction or material adverse change in his authority, duties, job responsibilities or reporting structure,

(iii) a geographic relocation of the participant without his or her consent of more than thirty miles from the current location, or

(iv) a willful and continued material breach by us of the Change in Control Plan, the participant’s employment agreement, non-disclosure agreement or other employment-related agreement that has a material adverse effect on the participant.

The Change in Control Plan provides that any purported termination by a participant of his or her employment shall be presumed to be other than for good reason, unless he or she first provides written notice to us within 90 days following the effective date of such event, and we have been provided a period of at least 30 days after receipt of the notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in his or her notice, and the participant has terminated his or her employment with us no later than 120 days after the date of the initial occurrence of the purported good reason event as described above.

Executive Retention Plan

In April 2008, our Compensation Committee also recommended for approval, and our full Board of Directors approved, an Executive Retention Plan (the “Retention Plan”), in which Messrs. Headley and Roesch and Ms. Perry-Boucher are participants. The Retention Plan has a term that continues through March 31, 2010. As described in this proxy statement, we have announced that we are in the process of searching for a successor Chief Executive Officer to Mr. Jackson. As a result of this upcoming transition, our Compensation Committee believed that it was necessary to implement the Retention Plan in order to incentivize our other executive officers to remain with us during this transition and to provide them with a measure of financial security over the short term.

Under the Retention Plan, if a participant is terminated by us for any reason other than cause or disability (each as defined in the Retention Plan) or death, or the participant terminates his or her employment for good reason (as defined in the Retention Plan), then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if the participant secures alternate employment within this period). In addition, the vesting of all stock options and shares of restricted stock awarded to the participant will be accelerated by 25% of the number of options or shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 25% of the options or shares of restricted stock remain unvested at the date of termination). The Retention Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code (described under “Tax Considerations” below), as well as to maximize the after-tax benefit of payments to participants.

Definition of Cause.  For purposes of the Retention Plan, “cause” for termination of a participant’s employment means the following:

(i) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude that may reasonably be expected to have an adverse impact on our reputation or standing in the community,

(ii) fraud on or misappropriation of any of our funds or property or those of any affiliate, customer or vendor,

(iii) personal dishonesty, incompetence, willful misconduct willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit,

(iv) violation of any of our rules, regulations, procedures or policies,

(v) breach of the participant’s proprietary information, inventions, and non-competition agreement signed as a condition of employment, or any other similar agreement executed by the participant for our benefit,

(vi) chronic use of alcohol, drugs or other substances which affects the participant’s work performance, or

(vii) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace.

The Retention Plan provides that any purported termination of the participant’s employment shall be presumed to be other than for cause, unless (A) we first provide written notice to the participant of the event or action allegedly constituting cause (which notice shall specify in reasonable detail the particulars of such conduct, and (B) the participant has been provided a period of at least thirty (30) days after receipt of our notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in our notice to the extent they are based on clauses (iii) through (vii) above.

Definition of Good Reason.  A termination for “good reason” occurs under the Retention Plan if a participant terminates his or her employment for any of the following reasons:

(i) a material decrease in his or her base salary, except where such decrease applies to all executives,

(ii) a geographic relocation of the participant without his or her consent more than thirty miles from the current location, or

(iii) a willful and continued material breach by us of the Retention Plan or the participant’s assignment of inventions, non-disclosure, non-solicitation and non-competition agreement that has a material adverse effect on the participant.

The Retention Plan provides that any purported termination by a participant of his or her employment shall be presumed to be other than for good reason, unless he or she first provides written notice to us within 90 days following the effective date of such event, and we have been provided a period of at least 30 days after receipt of the notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in his or her notice, and the participant has terminated his or her employment with us no later than 120 days after the date of the initial occurrence of the purported good reason event as described above.

Definition of Disability.  For purposes of the Retention Plan, “disability” means the following:

(i) a participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or

(ii) a participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, of income replacement benefits for a period of not less than three months under a plan or arrangement covering our employees.

Wayne Jackson Transition

In February 2008, we and Mr. Jackson elected not to renew the term of the Mr. Jackson’s employment agreement described below. As a result, Mr. Jackson’s employment as our Chief Executive Officer is scheduled to expire at the close of business on May 5, 2008. Mr. Jackson has agreed, however, to continue to serve in his role as Chief Executive Officer until a successor is named. We have entered into a Transition Agreement with Mr. Jackson that governs the terms of this transition.

Under the terms of the Transition Agreement, upon the date that Mr. Jackson’s employment with us ends (the “Separation Date”), whether as a result of the expiration of Mr. Jackson’s current employment agreement on May 5, 2008 or otherwise as a result of the termination of Mr. Jackson’s employment by either Mr. Jackson or us, for any reason or no reason, then, if Mr. Jackson executes a release of claims and a resignation letter by which he would resign as an officer and director, he will be entitled to receive an amount equal to six months of his current annual base salary of $310,000, or $155,000, subject to standard payroll deductions and withholdings and payable through no later than March 15, 2009. In addition, if Mr. Jackson timely elects and remains eligible for continued coverage under COBRA, we will pay that portion of the COBRA premiums equal to the premiums that we were paying on Mr. Jackson’s behalf prior to the Separation Date for as long as Mr. Jackson is receiving severance payments under the Transition Agreement (or until he commences employment with another employer, whichever period is shorter).

The Transition Agreement also provides that, following the expiration of Mr. Jackson’s current employment term on May 5, 2008, Mr. Jackson may elect to continue serving in his role as our Chief Executive Officer during a transition period on an interim, at-will basis. Under the Transition Agreement, this transition period will continue until September 5, 2008 or such earlier date as we may determine in the event a successor commences employment as our Chief Executive Officer prior to September 5, 2008.

If Mr. Jackson remains employed through the full transition period, then, if Mr. Jackson executes a release of claims and a resignation letter by which he would resign as an officer and director, he will be entitled to receive an additional amount equal to six months of his current base salary, or an additional $155,000, subject to standard payroll deductions and withholdings and payable through no later than March 15, 2009. In this case, the unvested portion of all stock options and restricted stock held by Mr. Jackson as of his Separation Date would also be accelerated in their entirety. In addition, if Mr. Jackson timely elects and remains eligible for continued coverage under COBRA, we will pay that portion of the COBRA premiums equal to the premiums that we were paying on Mr. Jackson’s behalf prior to the Separation Date until the earlier of April 30, 2009, the date the coverage ends or until he commences employment with another employer.

If we terminate Mr. Jackson’s interim employment during the transition period for any reason other than “cause” (as defined in the Transition Agreement), death or disability during the Transition Period, then, in cases other than death if Mr. Jackson executes a release of claims and a resignation letter by which he would resign as an officer and director, Mr. Jackson would also be entitled to receive the additional six months’ severance and the stock option and restricted stock acceleration described in the preceding paragraph.

For purposes of the Transition Agreement, “cause” for termination means that Mr. Jackson has engaged in any of the following: (i) a material breach of any covenant or condition under the Transition Agreement; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is harmful to Sourcefire or its reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) any act of misconduct which is injurious to Sourcefire; (v) refusal to follow or implement a clear and reasonable directive of the Board of Directors or its designee; or (vi) breach of fiduciary duty.

In the event that the transition period ceases prior to September 5, 2008, for any reason other than Mr. Jackson’s voluntary termination or termination of his employment by us with cause (as defined in the Transition Agreement), then Mr. Jackson would also receive an additional amount equal to additional payments he would have received had he worked through September 5, 2008, payable under the same terms.

Mr. Jackson will remain eligible for his 2008 target bonus described above under “— Cash Bonus Awards,” and any such bonus amounts payable to Mr. Jackson for 2008 will be prorated for the period of time he was employed with us during 2008 and would be payable on or before March 15, 2009.

Tax Considerations

Section 162(m).  Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code (the “Code”), which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2007 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2008 will exceed that limit. In addition, our Stock Incentive Plans have been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Section 409A.  Section 409A of the Code is a relatively new federal tax provision. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2007 and 2006, information concerning the annual compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2007.

2007 Summary Compensation Table(1)

					Non-Equity
			Option	Stock	Incentive Plan	Total
		Salary	Awards(2)	Awards(2)	Compensation(3)	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)

E. Wayne Jackson, III	2007	265,544	63,008	13,075	86,210	427,837
Chief Executive Officer	2006	225,000	—	—	97,000	322,000
Todd P. Headley	2007	203,381	25,198	5,230	54,010	287,819
Chief Financial Officer and Treasurer	2006	175,000	—	—	49,320	224,320
Thomas M. McDonough	2007	220,273	11,812	22,065	58,820	312,970
President and Chief Operating Officer	2006	200,000	—	—	97,265	297,265
Martin F. Roesch	2007	200,000	13,646	—	34,010	247,656
Chief Technology Officer	2006	200,000	—	—	50,895	250,895
Michele M. Perry-Boucher	2007	189,054	8,927	5,557	42,360	245,898
Chief Marketing Officer	2006	175,000	—	—	48,600	223,600

(1)	As permitted by the rules promulgated by the SEC, no amounts are shown for 2005.

(2)	Valuation based on the dollar amount of option grants and restricted stock grants recognized for financial statement reporting purposes pursuant to FAS 123R, assuming for this purpose only no effect of forfeitures. The assumptions we used with respect to the valuation of option and stock grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)	The amounts in this column represent total performance-based bonuses earned for services rendered. These bonuses were based on our financial performance and the executive officer’s performance against his or her specified individual objectives.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2007 under our performance-based, non-equity incentive plan, and with regard to each stock option and restricted stock award granted to each named executive officer during 2007.

						All Other
					All Other	Option
					Stock Awards:	Awards:
	Estimated Future Payouts				Number of	Number of	Exercise or	Grant Date
	Under Non-Equity Incentive				Shares of	Securities	Base Price	Fair Value
	Plan Awards(1)				Stock or	Underlying	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Units(2)	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	($/sh)	Awards

E. Wayne Jackson, III	—	9,000	150,000	150,000	—	—	—	—
	3/9/07	—	—	—	—	28,037	$15.49	310,594
	3/9/07	—	—	—	3,115	—	—	48,248
Todd P. Headley	—	4,750	95,000	95,000	—	—	—	—
	3/9/07	—	—	—	—	11,215	$15.49	124,240
	3/9/07	—	—	—	1,246	—	—	19,299
Thomas M. McDonough	—	6,000	100,000	100,000	—	—	—	—
	3/9/07	—	—	—	—	5,257	$15.49	58,237
	3/9/07	—	—	—	5,257	—	—	81,426
Martin F. Roesch	—	2,500	50,000	50,000	—	—	—	—
	3/9/07	—	—	—	—	6,075	$15.49	67,299
Michele M. Perry-Boucher	—	3,000	60,000	60,000	—	—	—	—
	3/9/07	—	—	—	—	3,972	$15.49	44,002
	3/9/07	—	—	—	1,324	—	—	20,507

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid in 2007 to each named executive officer if, in each quarter of 2007, we had achieved the minimum corporate financial objectives required for the payment of any bonus but the executive officer did not meet any of his or her individual objectives. In the table above, the “Target” column represents the amount payable if the specified corporate financial and individual target objectives were met in each quarter of 2007. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if all corporate financial and individual objectives were met in each quarter of 2007. The actual bonus amount earned by each named executive officer in 2007 is shown in the “Summary Compensation Table” above.

(2)	Each restricted stock award in this column was subject to the payment of a purchase price equal to $0.001 per share.

Employee Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Issuance Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,063,588	$4.05	3,547,860	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,063,588	$4.05	3,547,860

(1)	Includes 1,000,000 shares issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan.

2002 Stock Incentive Plan

In January 2002, we adopted and our stockholders approved the Sourcefire, Inc. 2002 Stock Incentive Plan, which we refer to as the 2002 Plan.

As of December 31, 2007, options were outstanding to purchase an aggregate of 2,755,797 shares of common stock under the 2002 Plan and 12,315 shares of common stock had been granted as restricted stock awards under the 2002 Plan and were outstanding. Upon the effective date of our initial public offering in March 2007, no further awards could be made under the 2002 Plan, and the 181,934 shares remaining available for grant under the 2002 Plan at that time were transferred into the 2007 Plan discussed below.

The 2002 Plan allowed for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, phantom stock awards, performance awards and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants were eligible to receive awards, except that incentive stock options could be granted only to employees. Upon the effectiveness of our 2007 Stock Incentive Plan, as described below, we ceased making grants under the 2002 Plan.

Administration.  The Board of Directors appointed our Compensation Committee as the administrator of the 2002 Plan. Subject to the terms of the 2002 Plan, our Compensation Committee determined, among other things, the:

•	individuals eligible to receive an award;

•	number of shares of common stock covered by the awards, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	form of award and the price and method of payment for each such award;

•	vesting period; and

•	exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determined the exercise price for an incentive stock option, which could not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who owned, or were deemed to own, more than 10% of our voting stock at the time of grant, were required to have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant. As of December 31, 2007, we had not granted any incentive stock options under the 2002 Plan.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee.

Transfer of Awards.  Except as otherwise determined by our Compensation Committee, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no award shall be transferable otherwise than by will or the laws of descent and distribution.

Change of Control of Company.  In the event of a change of control of our company, as such term is defined in the 2002 Plan, outstanding awards will terminate upon the effective time of such change of control unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee shall also have the discretion to accelerate outstanding options or terminate the company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

2007 Stock Incentive Plan

In February 2007, we adopted and our stockholders approved the Sourcefire, Inc. 2007 Stock Incentive Plan, which we refer to as the 2007 Plan, contingent on the effectiveness of our registration statement in connection with our initial public offering. As of December 31, 2007, options were outstanding to purchase an aggregate of 308,291 shares of common stock under the 2007 Plan and 285,754 shares of common stock had been granted as restricted stock awards under the 2007 Plan and were outstanding. The number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan initially was 3,142,452, which number will be increased annually on the first day of each fiscal year, beginning in January 1, 2008 and until January 1, 2017, to a number equal to 4.0% of the outstanding shares of common stock of the company as of December 31 of the immediately preceding year. As of December 31, 2007, 2,547,860 shares were available for grant under the 2007 Plan.

The 2007 Plan allows for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, dividend equivalent rights and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants are eligible to receive awards, except that incentive stock options may be granted only to employees.

Administration.  The administrator of the 2007 Plan is the Compensation Committee of our Board of Directors. Subject to the terms of the 2007 Plan, our Compensation Committee determines, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the award, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determines the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee. Our Compensation Committee anticipates the broader use of restricted stock as the preferred form of long term equity compensation for our executives. These restricted stock awards generally provide for time-based vesting, with the awards subject to accelerated vesting on the achievement of performance milestones. Accordingly, we believe that restricted stock awards provide a more powerful incentive to our executives by providing them with immediate stock ownership, which better aligns their interests with those of our stockholders than a grant of stock options do. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients.

Transfer of Awards.  Incentive stock options shall only be transferable by will or the laws of descent and distribution. Other awards shall be transferable by will or the laws of descent and distribution during the lifetime of the grantee to the extent and in the manner authorized by our Compensation Committee.

Change of Control of Company.  In the event of a change of control of our company or a corporate transaction, as such terms are defined in the 2007 Plan, outstanding awards will terminate upon the effective time of such change of control or such corporate transaction unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee shall also have the discretion to accelerate outstanding options, terminate the company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

Outstanding Equity Awards at December 31, 2007

The following table summarizes the number of securities underlying outstanding stock options and restricted stock awards under the 2002 Plan and 2007 Plan for each named executive officer as of December 31, 2007.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
	Underlying	Underlying		Option		Shares	of Shares that
	Unexercised	Unexercised		Exercise	Option	that have	have not
	Options (#)	Options (#)		Price	Expiration	not vested	vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

E. Wayne Jackson, III(1)	61,569	36,953	(4)	2.03	6/24/15	—	—
	—	28,037	(5)	15.49	3/09/17	—	—
	—	—		—	—	3,115 (8)	25,979
Todd P. Headley(2)	105,911 (3)	—		0.32	4/18/13	—	—
	18,472	6,158	(6)	1.62	12/21/14	—	—
	14,622	8,777	(4)	2.03	6/24/15	—	—
	—	11,215	(5)	15.49	3/09/17	—	—
						1,246 (8)	10,392
Thomas M. McDonough	57,721	34,643	(4)	2.03	6/24/15	—	—
	—	5,257	(5)	15.49	3/09/17	—	—
	—	—		—	—	5,257 (8)	43,843
Martin F. Roesch(2)	38,480	23,096	(4)	2.03	6/24/15	—	—
	—	6,075	(5)	15.49	3/09/17	—	—
Michele M. Perry-Boucher(2)	115,455	7,697	(7)	1.14	4/22/14	—	—
	13,467	8,084	(4)	2.03	6/24/15	—	—
	—	3,972	(5)	15.49	3/09/17	—	—
	—	—		—	—	1,324 (8)	11,042

(1)	Notwithstanding the general vesting schedules provided in footnotes 4, 5 and 8 to the table, as described above under “— Wayne Jackson Transition,” Mr. Jackson’s stock options and restricted stock awards are subject to acceleration of vesting in the event that Mr. Jackson provides certain interim services to us.

(2)	Notwithstanding the general vesting schedules provided in footnotes 4 through 8 to the table, as described above under “— Executive Severance Plans,” the executive’s stock options and restricted stock awards are subject to acceleration of vesting under the terms of such plans upon termination of employment in certain instances.

(3)	These options were granted pursuant to our 2002 Plan and vested in equal quarterly installments over four years through April 21, 2007. As of the date of this proxy statement, the shares underlying this option are fully vested.

(4)	These options were granted pursuant to our 2002 Plan and vested 25% on June 24, 2006 and vest in equal monthly installments of 2.083% through June 24, 2009. Under the terms of the stock option agreements, these options accelerate and become fully vested if there is a change in control and the holder’s employment is terminated without cause within one year after the change in control. As described in footnote 2 above, for those named executive officers who are participants in the Change in Control Plan and the Retention Plan, they may receive additional acceleration of vesting upon termination of employment under the terms of such plans.

(5)	These options were granted pursuant to our 2007 Plan and vest over four years, with 25% vesting on March 9, 2008, and the remainder vesting in equal monthly installments through March 9, 2011. As described in footnote 2 above, for those named executive officers who are participants in the Change in Control Plan and/or the Retention Plan, they may receive acceleration of vesting upon termination of their employment under the terms of such plans.

(6)	These options were granted pursuant to our 2002 Plan and vest in equal quarterly installments over four years, commencing on December 1, 2004. Under the terms of the stock option agreement, these options accelerate and become fully vested if there is a change in control and Mr. Headley’s employment is terminated without cause. As described in footnote 2 above, Mr. Headley is a participant in the Change in Control Plan and the Retention Plan, and as a result, he may receive additional acceleration of vesting upon termination of his employment under the terms of such plans.

(7)	These options were granted pursuant to our 2002 Plan and vest in equal quarterly installments over four years, commencing on April 22, 2004. Under the terms of the stock option agreement, these options accelerate and become fully vested if there is a change in control and Ms. Perry-Boucher’s employment is terminated without cause subsequent to the change in control. As described in footnote 2 above, Ms. Perry-Boucher is a participant in the Retention Plan, and as a result, she may receive additional acceleration of vesting upon termination of her employment under the terms of such plan.

(8)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within three years of the grant date. However, this repurchase right was to lapse with respect to one-third of the award in the event that we met the objectives in our 2007 operating plan, and it further lapses as to another one-third of the award if we meet the objectives in our 2008 operating plan. The objectives in our 2007 operating plan were not met, and as a result the partial repurchase right did not lapse. As described in footnote 2 above, for those named executive officers who are participants in the Change in Control Plan and/or the Retention Plan, they may receive additional acceleration of vesting upon termination of employment under the terms of such plans.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options and none of the restricted stock held by our executive officers vested during the fiscal year ended December 31, 2007.

Employment Agreements

Employment Agreement with E. Wayne Jackson, III

We entered into an employment agreement with E. Wayne Jackson, III, our Chief Executive Officer, in August 2002, effective as of May 6, 2002. As described above under “Compensation Discussion and Analysis — Wayne Jackson Transition,” we and Mr. Jackson have elected not to renew this agreement beyond its current expiration date of May 5, 2008.

Under his employment agreement, Mr. Jackson’s initial base salary was $150,000 per annum, which is subject to annual increases in the sole discretion of our Board of Directors. Mr. Jackson’s current annual base salary, as approved by our Board of Directors, is $310,000. Also, Mr. Jackson is currently eligible to receive a cash bonus for 2008 of up to $200,000 paid semi-annually, as described above under “Compensation Discussion and Analysis — Cash Bonus Awards.” Mr. Jackson is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan, as well as our equity incentive plans.

Mr. Jackson is eligible to receive severance pay and acceleration of his equity awards as described above under “Compensation Discussion and Analysis — Wayne Jackson Transition.”

Employment Agreement with Thomas M. McDonough

We entered into an employment agreement with Thomas M. McDonough, our President and Chief Operating Officer, in August 2002. The term of this employment agreement was one year and may be renewed by our Board of Directors for consecutive one year periods. Under this agreement, Mr. McDonough’s initial base salary was $150,000 per annum, which is subject to annual increases in the sole discretion of our Board of Directors. Mr. McDonough’s current annual base salary, as approved by our Board of Directors, is $260,000. In addition, as originally drafted, Mr. McDonough was eligible to receive a cash bonus of up to $200,000 per annum, payable quarterly, in the event that he and Sourcefire achieve deliverables or reasonable goals approved by Mr. McDonough and our Board of Directors or our Compensation Committee. Mr. McDonough is currently eligible to receive a cash bonus for 2008 of up to $120,000 paid semi-annually, as described above under “Compensation Discussion and Analysis — Cash Bonus Awards.” Mr. McDonough is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan, including our equity incentive plans. Mr. McDonough also executed our standard employee proprietary information, inventions and non-competition agreement.

Mr. McDonough’s employment agreement may be terminated, with or without cause, by us or him at any time. Mr. McDonough’s employment agreement currently expires on September 8, 2008 and may be renewed by our Board of Directors for consecutive one-year terms thereafter.

Mr. McDonough has elected not to participate in the Change in Control Plan or the Executive Retention Plan. As a result, his severance arrangements are governed by his employment agreement. Under the terms of Mr. McDonough’s employment agreement, if we terminate the employment agreement for cause (as defined in the agreement) or on account of death, or if Mr. McDonough terminates the agreement for any reason other than for good reason (as defined in the agreement), Mr. McDonough is entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate the agreement for any reason other than for cause or death, if we terminate the agreement in the event Mr. McDonough becomes permanently disabled (as defined in the agreement) or if Mr. McDonough terminates the agreement for good reason (as defined in the agreement), we will provide continued payment of base salary and medical benefits for the six months following the termination of employment, conditioned upon the execution by Mr. McDonough of a release. In addition, our obligation to provide his severance payment expires if Mr. McDonough secures employment following a termination without cause or for good reason. The terms and provisions of the employee proprietary information, inventions and non-competition agreement entered into with Mr. McDonough shall survive Mr. McDonough’s termination; provided, however, that if Mr. McDonough is terminated without cause or resigns for good reason, and agrees to waive his rights to the six months of post-termination compensation described above, the non-solicitation and the 12-month non-competition provisions shall terminate and be of no further force or effect as of the date of termination.

Definitions of Cause, Good Reason, Permanently Disabled and Change in Control under Mr. McDonough’s Employment Agreement.

A termination for “Cause” occurs under Mr. McDonough’s employment agreement if we terminate his employment for any of the following reasons:

(i) Mr. McDonough’s conviction of, or plea of guilty or nolo contendere to, (a) a felony or (b) any crime involving moral turpitude that may reasonably be expected to have an adverse impact on our reputation or standing in the community;

(ii) misconduct in connection with the Mr. McDonough’s duties or willful failure to perform such duties (including, without limitation, material breach by Mr. McDonough of any provision of the employment agreement or that certain assignment of inventions, non-disclosure, non-solicitation and non-competition agreement, executed by and between us and Mr. McDonough, or any similar agreement executed by Mr. McDonough for our benefit); or

(iii) Mr. McDonough’s engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other conduct that violates laws governing the workplace;

provided, however, that the foregoing events or actions shall not constitute “Cause” unless our Board of Directors shall have provided Mr. McDonough with written notice of the event or action allegedly constituting “Cause” and Mr. McDonough has not cured such event or action within thirty (30) days of his receipt of such written notice.

A termination for “Good Reason” occurs under Mr. McDonough’s employment agreement if he terminates his employment for any of the following reasons:

(i) willful failure by us to provide Mr. McDonough the base salary and benefits described in his employment agreement, except for any reduction or other concessionary arrangement affecting all employees or affecting senior executive officers generally;

(ii) there is an adverse change in Mr. McDonough’s title, position, responsibilities or there is otherwise a diminution in his duties (other than a change due to the Mr. McDonough’s total and permanent disability or as an accommodation under the Americans with Disabilities Act); or

(iii) a relocation of our principal executive office to a location outside of the Washington, D.C. metropolitan area or requiring Mr. McDonough to be based anywhere other than our principal executive office, except for required business travel to the extent that such travel is substantially consistent with his present travel obligations;

provided, however, that the foregoing events or actions shall not constitute “Good Reason” unless Mr. McDonough shall have provided us with written notice of the event or action allegedly constituting Good Reason and we have not cured such event or action within thirty (30) days of our receipt of such written notice.

“Permanently Disabled” under Mr. McDonough’s employment agreement means Mr. McDonough’s inability, due to physical or mental ill health, to perform the essential functions of his job, with or without a reasonable accommodation, for a period in excess of 120 consecutive days or in excess of 180 days in any consecutive 12-month period.

“Change in Control” under Mr. McDonough’s employment agreement means:

(i) the acquisition (other than from us) in one or more transactions by any Person, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of our securities, or (B) the combined voting power of our then outstanding securities entitled to vote generally in the election of directors (the “Company Voting Stock”);

(ii) the closing of a sale or other conveyance of all or substantially all of our assets; or

(iii) the effective time of any merger, share exchange, consolidation or other business combination of ours if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock;

provided, however, that a Change in Control shall not include (Y) a public offering of our capital stock or (Z) any transaction pursuant to which shares of our capital stock are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of Mr. Roesch or his immediate family members (including spouses, children, grandchildren, parents and siblings, in each case to include adoptive relations) or transferred to any such immediate family members. For purposes of this definition, “Person” means any individual, entity or group within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by us and corporations controlled by us.

Employment Agreement with Todd P. Headley

We entered into an employment agreement with Todd P. Headley, our Chief Financial Officer and Treasurer, in March 2003. The employment agreement provided for an initial base salary of $125,000 per annum, and eligibility to receive a quarterly incentive bonus at the discretion of the Compensation Committee of our Board of Directors, contingent upon the executive’s ability to achieve management objectives. Compensation for Mr. Headley is subject to normal periodic review by our Compensation Committee. Mr. Headley’s current annual base salary, as approved by our Board of Directors, is $240,000. Mr. Headley is currently eligible to receive a cash bonus for 2008 of up to $115,000 paid semi-annually, as described above under “Compensation Discussion and Analysis — Cash Bonus Awards.” Mr. Headley is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan, including our equity incentive plans. Mr. Headley is a participant in the Change in Control Plan and the Executive Severance Plan and is eligible to receive severance pay and acceleration of his equity awards under the terms of such plans, as described above under “Compensation Discussion and Analysis — Executive Severance Plans.” Mr. Headley’s employment agreement may be terminated, with or without cause, by us or him at any time. The employment agreement states that Mr. Headley’s employment is of no set duration.

Employment Agreement with Michele M. Perry-Boucher

We entered into an employment agreement with Michele M. Perry-Boucher, our Chief Marketing Officer, in February 2004. The employment agreement provided for an initial base salary of $150,000 per annum, and eligibility to receive a performance bonus up to an initial amount of $50,000 per annum, payable quarterly, contingent upon the executive’s ability to achieve objectives established jointly by Ms. Perry-Boucher and our Chief Executive Officer. Compensation for Ms. Perry-Boucher is subject to normal periodic review by our Compensation Committee. Ms. Perry-Boucher’s current annual base salary, as approved by our Board of Directors, is $220,000. Ms. Perry-Boucher is currently eligible to receive a cash bonus for 2008 of up to $80,000 paid semi-annually, as described above under “Compensation Discussion and Analysis — Cash Bonus Awards.” Ms. Perry-Boucher is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan, including our equity incentive plans. Ms. Perry-Boucher is a participant in the Executive Severance Plan and is eligible to receive severance pay and acceleration of her equity awards under the terms of such plan, as described above under “Compensation Discussion and Analysis — Executive Severance Plans.” Ms. Perry-Boucher’s employment may be terminated at any time, with or without cause and with or without notice, by Ms. Perry-Boucher or by us. The employment agreement states that Ms. Perry-Boucher’s employment is of no set duration.

Employment Agreement with Martin F. Roesch

We entered into an employment agreement with Martin F. Roesch, our Chief Technology Officer, in February 2002 and amended that agreement effective July 2002. The term of this employment agreement was one year and may be renewed by our Board of Directors for consecutive one year periods. Under this agreement, Mr. Roesch’s initial base salary was $150,000 per annum, which is subject to annual increases in the sole discretion of our Board of Directors. Mr. Roesch’s current annual base salary, as approved by our Board of Directors, is $260,000. Mr. Roesch is currently eligible to receive a cash bonus for 2008 of up to $60,000 paid semi-annually, as described above under “Compensation Discussion and Analysis — Cash Bonus Awards.” Mr. Roesch is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan, including our equity incentive plans. Mr. Roesch executed our assignment of inventions, non-disclosure, non-solicitation and non-competition agreement. Mr. Roesch is a participant in the Change in Control Plan and the Executive Severance Plan and is eligible to receive severance pay and acceleration of his equity awards under the terms of such plans, as described above under “Compensation Discussion and Analysis — Executive Severance Plans.” Mr. Roesch’s employment agreement may be terminated, with or without cause, by us or him at any time. Mr. Roesch’s employment agreement currently expires on July 1, 2008 and may be renewed by our Board of Directors for consecutive one-year terms thereafter.

Potential Payments Upon Termination or Change in Control

Mr. McDonough

Pursuant to Mr. McDonough’s employment agreement, if we terminate the agreement for any reason other than for cause or death, if we terminate the agreement in the event Mr. McDonough becomes permanently disabled, or if Mr. McDonough terminates the agreement for good reason, we will provide continued payment of Mr. McDonough’s base salary and medical benefits for the six months following the termination of employment. Our obligations to provide severance payments expire if Mr. McDonough secures employment following a termination without cause or for good reason. Assuming Mr. McDonough’s employment had been terminated by us without cause or by us in the event Mr. McDonough had become permanently disabled as of December 31, 2007, Mr. McDonough would have received cash severance payments in the amount of $21,667 per month for six months and continuation of benefits with an estimated value of $953 per month for six months. In addition, Mr. McDonough holds options that would vest if he ceased to be employed by us as a result of a change in control and the termination of Mr. McDonough without cause following such change in control. Assuming the employment of Mr. McDonough had been terminated without cause within one year of a change in control, as of December 31, 2007, Mr. McDonough would have been entitled to immediate vesting of 34,643 options with a value of $218,597 (based on option holdings as of April 4, 2008 and the $8.34 per share closing price of our common stock as of December 31, 2007).

In connection with a termination without cause, a termination due to Mr. McDonough’s becoming permanently disabled or a termination by Mr. McDonough for good reason, no payments are due unless Mr. McDonough executes a general release and waiver releasing us from any obligations and liabilities of any type whatsoever, except for our obligations with respect to any severance benefits. Under the terms and conditions of the assignment of inventions, non-disclosure, non-solicitation and non-competition agreement, or NDA, executed by Mr. McDonough, which survive the termination of his employment, Mr. McDonough cannot, among other things, (i) disclose confidential information (as defined in the NDA) during or after employment with us, (ii) provide services, similar to those the executive provided to us, to any competitor (as defined in the NDA) within the United States during employment with us and for a period of one year following termination for any reason, and (iii) induce, solicit or attempt to induce or solicit, any of our employees, customers, clients, vendors or strategic business partners during employment with us and for a period of one year following termination for any reason. In the event of a termination without cause or for good reason, the restrictions set forth in clauses (ii) and (iii) of the preceding sentence shall terminate and be of no further force or effect, provided the executive agrees to waive any rights to any severance or other termination benefits under such executive’s employment agreement.

Messrs. Headley and Roesch and Ms. Perry-Boucher

Beginning in April 2008, each of Messrs. Headley and Roesch and Ms. Perry-Boucher are participants in our Retention Plan described in this proxy statement, and each of Messrs. Headley and Roesch are also participants in our Change in Control Plan described in this proxy statement.

Assuming the employment of each of Messrs. Headley and Roesch and Ms. Perry-Boucher had been terminated by us without cause or by the executive for good reason as of December 31, 2007, each such named executive officer would have received the benefits under the Retention Plan, other than earned salary and bonus, as set forth in the table below (based on option and restricted stock holdings as of April 4, 2008 and the $8.34 per share closing price of our common stock as of December 31, 2007).

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

Todd P. Headley	120,000	5,897	85,884	52,225	264,006
Martin F. Roesch	130,000	5,897	100,599	22,556	259,052
Michele M. Perry-Boucher	110,000	522	95,326	41,106	246,954

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $8.34 per share on December 31, 2007 and the exercise price, times the number of additional shares that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $8.34 per share on December 31, 2007 times the number of additional shares that would have vested upon termination.

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or on account of death or disability or by the executive other than for good reason.

Under the Change in Control Plan, if the employment of each of each of Messrs. Headley and Roesch had been terminated as of December 31, 2007, and such termination was by us without cause or by the executive for good reason and was within twelve months following a change in control transaction (or, in the case of a termination without cause only, if such termination was following Board approval of the transaction but prior to the consummation of the transaction, assuming that the transaction was ultimately consummated), the estimated incremental benefits that each would have received under the Change in Control Plan would have been as set forth in the table below (in addition to amounts payable under the Retention Plan as described above). Our named executive officers are not entitled to receive duplicate payments under the Retention Plan and the Change in Control Plan. For purposes of the table below, option and restricted stock holdings are as of April 4, 2008 and the $8.34 per share closing price of our common stock as of December 31, 2007.

					Total Incremental
					Amount Received due
					to Termination
					without Cause or
	Incremental	Incremental	Intrinsic Value of	Intrinsic Value of	for Good Reason
	Cash	Healthcare	Incremental Vested	Incremental Vested	Within 12 Months of
	Severance	Benefits	Stock Options	Restricted Stock	Change in Control
Name	($)	($)	($)(1)	($)(2)	($)

Todd P. Headley	120,000	5,897	26,902	52,225	205,024
Martin F. Roesch	130,000	5,897	52,062	22,556	210,515

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $8.34 per share on December 31, 2007 and the exercise price, times the number of additional shares that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $8.34 per share on December 31, 2007 times the number of additional shares that would have vested upon termination.

In connection with a termination without cause or a termination for good reason under the Retention Plan and the Change in Control Plan, no payments are due unless the executive executes a general release and waiver releasing us from any obligations and liabilities of any type whatsoever, except for our obligations with respect to any severance benefits.

Mr. Jackson

Mr. Jackson is eligible to receive certain termination benefits in connection with his Transition Agreement that are described above under “Compensation Discussion and Analysis — Wayne Jackson Transition.” In the event that this Transition Agreement had been in place as of December 31, 2007 and the transition period described in the Transition Agreement had commenced as of December 31, 2007, then, in the event that Mr. Jackson had been terminated without cause or had become permanently disabled as of December 31, 2007, Mr. Jackson would have been entitled to receive cash severance of $22,917 per month for twelve months, and continuation of benefits with an estimated value of $983 per month for twelve months.

Mr. Jackson also holds options and shares of restricted stock that would vest in the event that he satisfies his service obligations to us during his transition period or in the event we terminate him without cause during his transition period. In either case, Mr. Jackson, would receive immediate vesting of 64,990 options with a value of $233,173 and 55,046 shares of restricted stock with a value of $459,084. These amounts are based on option and restricted stock holdings as of April 4, 2008 and the $8.34 per share closing price of our common stock as of December 31, 2007.

Director Compensation for Fiscal 2007

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all of our non-employee directors.

	Fees Earned				Total
	or Paid in Cash		Stock Awards		Compensation
Name	($)		($)(1)		($)

Asheem Chandna	55,000	(3)	53,627	(9)	108,627
Joseph R. Chinnici	83,333	(4)	146,141	(10)	229,474
Tim A. Guleri	60,167	(5)	77,599	(11)	137,766
Steven R. Polk	66,167	(6)	140,266	(12)	206,433
Arnold L. Punaro	47,000	(7)	56,419	(13)	103,419
Harry R. Weller(2)	28,500	(8)	31,783	(14)	60,283

(1)	Valuation based on the dollar amount of restricted stock awards recognized for financial statement reporting purposes pursuant to FAS 123R, assuming for this purpose only no effect of forfeitures. The assumptions we used with respect to the valuation of restricted stock awards are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Mr. Weller resigned from our Board of Directors in October 2007.

(3)	Comprised of $20,000 in director retainer fees and $35,000 in board and committee meeting attendance fees.

(4)	Comprised of $32,500 in director retainer fees, $13,333 in committee chairman fees and $37,500 in board and committee meeting attendance fees.

(5)	Comprised of $20,000 in director retainer fees, $6,667 in committee chairman fees and $33,500 in board and committee meeting attendance fees.

(6)	Comprised of $23,334 in director retainer fees, $5,333 in committee chairman fees and $37,500 in board and committee meeting attendance fees.

(7)	Comprised of $20,000 in director retainer fees and $27,000 in board and committee meeting attendance fees.

(8)	Comprised of $5,000 in director retainer fees and $23,500 in board and committee meeting attendance fees.

(9)	Mr. Chandna received a grant of 2,052 shares of restricted stock on March 9, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $31,783. Mr. Chandna received a grant of 6,157 shares of restricted stock on October 3, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $55,222. The aggregate number of stock awards to Mr. Chandna outstanding at December 31, 2007 was 8,209 shares.

(10)	Mr. Chinnici received a grant of 8,209 shares of restricted stock on March 9, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $127,149. The aggregate number of stock awards to Mr. Chinnici outstanding at December 31, 2007 was 8,209 shares.

(11)	Mr. Guleri received a grant of 8,209 shares of restricted stock on March 9, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $127,149. The aggregate number of stock awards to Mr. Guleri outstanding at December 31, 2007 was 8,209 shares.

(12)	Mr. Polk received a grant of 8,209 shares of restricted stock on March 9, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $127,149. The aggregate number of stock awards to Mr. Polk outstanding at December 31, 2007 was 8,209 shares.

(13)	Mr. Punaro received a grant of 12,315 shares of restricted stock on January 24, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $150,970. The aggregate number of stock awards to Mr. Punaro outstanding at December 31, 2007 was 12,315 shares.

(14)	Mr. Weller received a grant of 2,052 shares of restricted stock on March 9, 2007, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $31,783. No stock awards to Mr. Weller were outstanding at December 31, 2007.

Summary of Director Compensation

Non-Employee Director Compensation Prior to IPO

In 2006 we agreed to pay Mr. Chinnici $30,000 annually to serve on our Board of Directors and to serve as chairman of our Audit Committee, and we agreed to pay General Polk $20,000 annually to serve on our Board of Directors and to serve as chairman of our Nominating and Governance Committee.

Under our 2002 Plan, directors were eligible to receive stock option and restricted stock grants at the discretion of our Compensation Committee or other administrator of the plan. In January 2007, we agreed to issue General Punaro 12,315 shares of restricted common stock at a price of $0.001624 per share, 4,926 shares of which vested on January 24, 2008, 6,155 shares of which will vest in 1,231 share increments on completion of each of the five 90-day periods thereafter, and the remaining 1,234 shares of which will vest on the date of our 2009 annual meeting of stockholders.

Non-Employee Director Compensation From IPO to 2008 Annual Meeting of Stockholders

Following the consummation of our initial public offering and until the date of our 2008 Annual Meeting of Stockholders, we have agreed to pay each of our directors an annual fee of $15,000 to serve on our Board of Directors. In addition, we pay the chairman of our Audit Committee an annual fee of $10,000, the chairman of our Compensation Committee an annual fee of $5,000, and the chairman of our Nominating and Governance Committee an annual fee of $4,000. We also pay each of our directors a fee of $1,500 per meeting of the full Board of Directors attended, and $1,000 per meeting of a committee of the Board of Directors attended. Directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

Under our current policy on non-employee director compensation in effect until our 2008 Annual Meeting of Stockholders, upon joining our Board of Directors, a non-employee director receives a grant of restricted common stock in an amount determined annually by our Nominating and Governance Committee. For 2007, our Nominating and Governance Committee determined that the target value of the restricted stock grant for a new non-employee director would be approximately $160,000. Based on the initial public offering price of our common stock, the committee fixed the size of these grants for any new non-employee director joining the Board during 2007 at 12,315 shares. One-third of these shares vest on the one-year anniversary of the date of grant, and the remaining shares will vest quarterly thereafter for a three year total vesting period; provided, that vesting shall be proportionately adjusted for any director that serves an initial term of less than three years, such that the vesting of the award shall be completed at the date of expiration of the director’s initial term.

In addition, following the completion of our initial public offering, upon each annual meeting of our stockholders, our non-employee directors that continue to serve as directors following such meeting receive an annual restricted stock grant at the time of the annual meeting in an amount determined annually by our Nominating and Governance Committee. For 2007, our Nominating and Governance Committee determined that the target value of the annual restricted stock grant for continuing non-employee directors would be approximately $80,000. Based on the initial public offering price of our common stock, the committee fixed the size of these grants for 2007 at 6,157 shares. In light of the short time period between the completion of the initial public offering and the expected date of the 2007 Annual Meeting of Stockholders, upon the effectiveness of the registration statement for our initial public offering, we granted our non-employee directors, other than Arnold L. Punaro and the non-employee directors whose terms expired in 2007 (Messrs. Chandna and Weller), restricted stock as additional compensation for their services through our 2008 Annual Meeting of Stockholders in lieu of issuing these individuals restricted stock upon the 2007 Annual Meeting of Stockholders. The amount of restricted stock granted these non-employee directors was 8,209 shares, 6,157 of which vested on March 8, 2008 and the remaining 2,052 shares of which will vest on the date of our 2008 Annual Meeting of Stockholders. In the case of General Punaro, he received the grant described above on January 24, 2007, and our Nominating and Governance Committee approved an additional 2,052 restricted shares of common stock to be issued in the first quarter of 2008. These shares will vest in their entirety upon our 2008 Annual Meeting of Stockholders.

In the cases of Messrs. Chandna and Weller, our Nominating and Governance Committee approved an award to each of these directors of 2,052 shares, vesting on the date of our 2007 Annual Meeting of Stockholders, in order to compensate them for service through that annual meeting. Additionally, these directors were eligible to receive an annual grant upon the 2007 Annual Meeting of Stockholders for continuing their service on the Board. As Mr. Chandna was the only non-employee director re-elected at the 2007 Annual Meeting of Stockholders, he received the 2007 annual award of 6,157 shares, all of which will vest in full on October 3, 2008.

Effective in February 2008, our Board of Directors determined to separate the positions of Chief Executive Officer and Non-Executive Chairman of the Board, and Mr. Chinnici was appointed as Non-Executive Chairman of the Board. Mr. Chinnici will receive a supplemental annual cash retainer and an additional annual restricted stock grant valued at $15,000 at the time of grant for his service as Non-Executive Chairman, each as described below under “— Non-Employee Director Compensation Following 2008 Annual Meeting of Stockholders.” However, in light of the approximately three months between Mr. Chinnici’s appointment as Non-Executive Chairman and the 2008 Annual Meeting of Stockholders, Mr. Chinnici was awarded a prorated equity grant of 573 shares of restricted stock. These shares vest in full on February 27, 2009, the first anniversary of the date of grant. Mr. Chinnici was not awarded any prorated cash retainer for the period of time preceding the 2008 Annual Meeting of Stockholders.

The vesting of all of these grants will accelerate in full upon a change in control, provided that the director remains on the Board through the change in control event. We have a right of repurchase of these shares if a director’s membership on the Board is terminated for cause.

Non-Employee Director Compensation Following 2008 Annual Meeting of Stockholders

In February 2008, upon the recommendation of our Nominating and Governance Committee, our Board of Directors approved a revised director compensation policy to become effective on the date of the 2008 Annual Meeting of Stockholders. Under the policy to go into effect, the cash retainers payable to each director and to the chairman of each committee have not changed from the policy currently in place. The Non-Executive Chairman of the Board, however, will receive a supplemental annual cash retainer of $7,500 as of the date of the 2008 Annual Meeting of Stockholders. We will continue to pay fees for attendance at Board meetings, which will be $1,500 per Board meeting attended in person and $750 per Board meeting attended via teleconference, and we will continue to pay fees for attendance at committee meetings of $1,000 for each committee meeting attended in person and $500 per committee meeting attended via teleconference, with no additional fees for service on a committee of the Board other than the supplemental chairman retainers. Directors will continue to be reimburse for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

For 2008, the Board of Directors has retained the target value of the initial restricted stock grant for a new non-employee director at $160,000, and the number of shares awarded would be equal to $160,000 divided by the closing price of our common stock on the date of grant, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share. The target value for the annual restricted stock grant will remain at $80,000, so that on the date of each annual meeting of stockholders, beginning in 2008, each non-employee director will receive a grant of restricted stock equal to $80,000 divided by the closing price of our common stock on the date of grant, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share. The Non-Executive Chairman of the Board will receive an additional annual grant of restricted stock equal to $15,000 divided by the closing price of our common stock on the date of grant, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share.

Each award of restricted stock made in connection with an initial grant will continue to vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to the director’s continuous service as of the vesting date. Each award of restricted stock made in connection with an annual grant, including the annual grant to the Non-Executive Chairman, will vest in full on the first anniversary of the date of grant, subject to the director’s continuous service as of the vesting date.

Indemnification Agreements

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Sourcefire, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Under the terms of our fourth amended and restated investor rights agreement entered into in 2006, we have also agreed under certain circumstances to indemnify our officers and directors and certain of our investors, including a number of our stockholders who hold greater than 5% of our capital stock and other stockholders affiliated with certain of our directors, in connection with claims against such persons as a result of participating in registered offerings of our common stock. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we are party to a pending lawsuit with claims against us and certain of our officers and directors on behalf of all persons or entities who purchased our common stock pursuant to an allegedly false and misleading registration statement and prospectus issued in connection with our initial public offering. As a result of these claims, we are obligated to reimburse the legal expenses of our directors who have retained separate counsel in defending against this action.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions policy and Procedures

In August 2007, our Audit Committee adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction in which we are a participant and in which a Related Person has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act), other than: (i) a transaction involving $120,000 or less when aggregated with all similar transactions; (ii) a transaction involving compensation to an executive officer that is approved by the Board of Directors or the Compensation Committee, and (iii) a transaction involving compensation to a director or director nominee that is approved by the Board of Directors, the Compensation Committee or the Nominating and Governance Committee. A “Related Person” is: (v) any director, nominee for director or executive officer (as such term is used in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company; (x) any immediate family member of a director, nominee for director or executive officer of the Company; (y) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to us as a beneficial owner of more than five percent of our voting common stock (a “significant stockholder”), and (z) any immediate family member of significant stockholder.

Under the policy, where a transaction has been identified as a related-person transaction, management must present the material facts regarding the transaction, including the interest of the related party to the Audit Committee (or other appropriate committee of the Board for review) for consideration and approval or ratification. The committee shall consider whether the Related Person Transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the committee approves a Related Person Transaction, it will report the action to the full Board of Directors.

There may be circumstances in which it may be necessary for us to enter into a Related Person Transaction subject to approval and ratification in accordance with the policy. If the Board declines to ratify such a transaction, we shall make all reasonable efforts to cancel, annul, or modify the transaction to make it acceptable to the Board, and the results of these efforts shall be promptly reported to the Board. Nothing in the policy shall be construed, however, to make such a transaction void or voidable by the other party.

As a general rule, any director who has a direct or indirect material interest in the Related Person Transaction should not participate in the committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a Related Person Transaction. In such cases, we may enter into any such Related Person Transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Waivers or exceptions to the policy may be granted by either the Audit Committee or the full Board of Directors. Any waiver or exception to the policy granted by a Committee of the Board of Directors shall be promptly reported to the full Board of Directors.

Related-Person Transactions

We have not been a participant in any transaction with a related person since January 1, 2007 in which the amount involved exceeded $120,000 and in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sourcefire stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 or contact Tania Almond, our Vice President of Investor Relations, at 410.423.1919. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Douglas W. McNitt
Secretary and General Counsel

April 8, 2008

Sourcefire, Inc. Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Sourcefire, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 14, 2008. Vote Your Proxy on the Internet: Go to www.continentalstock.com. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537. Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. X Please mark your votes like this ___FOLD AND DETACH HERE AND READ THE REVERSE SIDE ___COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: PROXY VOTE BY INTERNET OR TELEPHONE QUICK ___EASY ___IMMEDIATE THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. 1. Election of Directors 2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008. FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. FOR AGAINST ABSTAIN NOMINEES: (01) Martin F. Roesch, (02) Tim A. Guleri, and (03) John C. Burris (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) Signature Signature Date , 2008. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such

. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Sourcefire, Inc. The undersigned appoints Todd P. Headley and Douglas W. McNitt, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sourcefire, Inc. held of record by the undersigned at the close of business on March 17, 2008 at the Annual Meeting of Stockholders of Sourcefire, Inc. to be held on May 15, 2008 or at any adjournment thereof. (Continued, and to be marked, dated and signed, on the other side) ___FOLD AND DETACH HERE AND READ THE REVERSE SIDE _ PROXY